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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

United Natural Foods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

 EXPLANATORY NOTE

These additional proxy soliciting materials are being filed to include the form of proxy card as an appendix to the proxy statement rather than as a separate filing of additional proxy soliciting materials. In addition, the Notice of Proxy Availability will now be filed as separate additional proxy soliciting materials rather than as an appendix to the proxy statement. Except as described above, United Natural Foods, Inc. has not modified or updated any other disclosures presented in the proxy soliciting materials filed on December 3, 2009.

UNITED NATURAL FOODS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 13, 2010

Dear Stockholder:

        You are hereby cordially invited to attend the Annual Meeting of Stockholders of United Natural Foods, Inc., which will be held on Wednesday, January 13, 2010 at 10:00 a.m. (local time) at our Corporate headquarters located at 313 Iron Horse Way, Providence, Rhode Island 02908, and any adjournments or postponements of the annual meeting. For your convenience, we are offering a live webcast of the annual meeting at the Investor section of our website at www.unfi.com, which can be accessed through the "Investors" link on our website.

        We are holding the annual meeting for the following purposes:

    1.
    To elect two members to our Board of Directors to serve as Class I directors, each for a term of three years.

    2.
    To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010.

    3.
    To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

        These matters are more fully described in the accompanying proxy statement, which is made a part of this notice. We are not aware of any other business to be transacted at the annual meeting.

        Only stockholders of record on our books at the close of business on Tuesday, November 17, 2009 will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices located at 313 Iron Horse Way, Providence, RI 02908, and will also be available at the annual meeting. If you would like to view the stockholder list, please call our Investor Relations Department at (401) 528-8634 to schedule an appointment.

        In accordance with rules approved by the Securities and Exchange Commission, this year we are again furnishing proxy materials to our stockholders over the Internet. On or about December 4, 2009, we mailed to all stockholders of record as of the close of business on November 17, 2009 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our consolidated financial statements for the fiscal year ended August 1, 2009, our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as how to vote. Consistent with the prior year, our stockholders have the option of voting over the Internet, by telephone, or mail. The December 4th notice also provides instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.

        If you do not attend the annual meeting, you may vote your shares via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided, if you received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the annual meeting, we encourage you to vote in the method that suits you best so that your shares will be voted at the annual meeting. If you decide to attend the annual meeting, you may revoke your proxy and personally cast your vote.

By Order of the Board of Directors,

Michael S. Funk, Chair of the Board

December 4, 2009

        PLEASE VOTE. STOCKHOLDERS MAY VOTE IN PERSON OR BY THE INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON DECEMBER 4, 2009 FOR INFORMATION ON HOW TO VOTE BY THE INTERNET, TELEPHONE AND MAIL.

UNITED NATURAL FOODS, INC.
313 Iron Horse Way
Providence, Rhode Island 02908

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 13, 2010

        This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of United Natural Foods, Inc., for use at the Annual Meeting of Stockholders to be held on Wednesday, January 13, 2010 at 10:00 a.m. (local time) at our corporate headquarters located at 313 Iron Horse Way, Providence, Rhode Island 02908, and any adjournments or postponements of the annual meeting. The Board of Directors (which we sometimes refer to as the Board in this proxy statement) is soliciting proxies for the purposes set forth in the accompanying "Notice of Annual Meeting of Stockholders." We will bear the cost of soliciting the proxies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on January 13, 2010:

        As outlined on the notice we mailed to you on December 4, 2009 (the "Notice of Proxy Availability"), the proxy statement, proxy card and Annual Report to Stockholders for the year ended August 1, 2009 are available on the Internet at http://cstproxy.com/unfi/2010.

Record Date and Share Ownership

        Only stockholders of record on our books at the close of business on Tuesday, November 17, 2009 (the "Record Date") will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. As of the close of business on November 17, 2009, we had 43,077,556 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the annual meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended August 1, 2009, are being first made available to stockholders of record on or about December 4, 2009. Our Board of Directors is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about December 4, 2009, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote.

        We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended August 1, 2009, as filed with the Securities and Exchange Commission (the "SEC"), without exhibits. Please address all such requests to the attention of Lisa N'Chonon, Corporate Controller, United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. Exhibits will be provided upon written request to Ms. N'Chonon and payment of an appropriate processing fee.

Submitting and Revoking Your Proxy

        If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

  •
  FOR the election of Joseph M. Cianciolo and Peter Roy as Class I directors; and

  •
  FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010.

        If other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received any notice of other matters that may properly be presented at the annual meeting.

        You may revoke or revise your proxy whether given by mail, via the Internet or by telephone at any time prior to the start of the annual meeting by delivering written instructions to our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the annual meeting will not itself be deemed to revoke your proxy unless you give notice at the annual meeting that you intend to revoke your proxy and vote in person.

        If you hold shares of common stock in a stock brokerage account or through a bank, trust or other fiduciary or nominee, you are considered to be the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by your broker or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote your shares. If you do not provide your broker or nominee instructions on how to vote your shares regarding the election of Class I directors, they will not be able to vote your shares on this matter.

        If you participate in our Employee Stock Ownership Plan (the "ESOP"), you will receive a separate voting instructions card which will serve as a voting instruction for Mr. Robert Huckins, the trustee of the ESOP. If Mr. Huckins does not receive voting instructions for your ESOP shares, he will vote your ESOP shares in the same proportion as other ESOP participants' shares for which voting instructions have been received. Mr. Huckins will vote unallocated shares of common stock in the ESOP in the same proportion as participants have directed the trustee to vote their allocated shares of common stock.

        If you participate in the United Natural Foods, Inc. Stock Fund (the "Stock Fund") through the United Natural Foods, Inc. Retirement Plan (the "401(k) Plan"), you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity Management Trust Company ("Fidelity"), the trustee of the plan. If Fidelity does not receive voting instructions for your shares, it will vote your shares in the same proportion as other plan participants' shares for which voting instructions have been received.

        In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

        If you hold shares in street name and you would like to attend the annual meeting, you must bring to the meeting proof of stock ownership, such as an account statement from your broker or nominee which confirms that you are the beneficial owner of those shares. If you would like to vote in person at the annual meeting and you hold your shares in street name, you must bring a proxy letter issued by your broker or nominee to vote your shares in person at the meeting.

How to Vote

        You may vote "FOR" or "AGAINST" each of the nominees to the Board of Directors. You may also abstain from voting "FOR" or "AGAINST" any nominee. For each of the other matters to be voted on at the annual meeting, you may vote "FOR" or "AGAINST" or abstain from voting. The procedures for voting follow.

        Stockholders of Record:    If you are a stockholder of record, there are four ways to vote:

  •
  by completing, signing, dating and returning your proxy card, if you request a paper copy of the proxy materials;

  •
  by written ballot at the annual meeting;

  •
  by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability; or

  •
  by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice of Proxy Availability.

        If you plan to vote by telephone or Internet, your vote must be received by 7:00 p.m., EST, on January 12, 2010 to be counted.

        Street Name Holders:    If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your intermediary and you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the annual meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

        Holders Through the ESOP:    If you hold your shares through the ESOP, a voting instructions card was forwarded to you, which will serve as a voting instruction for Mr. Robert Huckins, the trustee of the ESOP. You must submit your voting instructions to Mr. Huckins by the close of business on January 10, 2010 to allow him time to receive your voting instructions. If Mr. Huckins does not receive voting instructions for your ESOP shares, he will vote your ESOP shares in the same proportion as other ESOP participants' shares for which voting instructions have been received.

        Holders Through the 401(k) Plan:    If you hold your shares through the 401(k) Plan's Stock Fund, you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity, the trustee of the 401(k) Plan. You must submit your voting instructions to Fidelity by 5:00 p.m. on January 11, 2010 to allow it time to receive your voting instructions. If Fidelity does not receive voting instructions for your shares, it will vote your shares in the same proportion as other plan participants' shares for which voting instructions have been received.

        We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Votes Required

        Presence in person or by proxy of a majority of the shares of common stock outstanding at the close of business on November 17, 2009, the record date for the annual meeting, and entitled to vote at the annual meeting will be required for a quorum. Shares of common stock present in person or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting.

        Our bylaws provide that, if the number of nominees for director does not exceed the number of directors to be elected, each nominee for director will be elected as a director if the number of shares voted "FOR" the director exceed the number of shares voted "AGAINST" the director. If the number of nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares represented in person or by proxy at the annual meeting and entitled to vote on the election of directors. If a nominee who already serves as a director is not elected, that director must offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee of our Board of Directors will make a recommendation to the Board on whether to accept or reject the director's resignation, or whether other action should be taken. The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy, entitled to vote and voting on the matter is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.

        Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter or have not received instructions from the beneficial owner with respect to such matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast, although such votes will count for quorum purposes. Brokers and nominees do not have discretionary authority to vote with respect to the election of directors.

Webcast of Annual Meeting

        We are pleased to offer a webcast of the annual meeting. If you choose to participate in the annual meeting by means of the webcast, please go to the Investors section of our website at www.unfi.com shortly before the annual meeting is scheduled to begin and follow the instructions provided. In addition, the conference call dial-in number for the annual meeting is (480) 629-9692. You will be able to participate in the annual meeting by submitting questions directly from the broadcast site. However, you will not be able to vote your shares of common stock during the webcast. If you plan to listen to the webcast, please be sure to vote your shares in one of the ways described under "How to Vote" above by the date and time (if applicable) specified so that the persons named as proxies can vote the shares represented by your proxy in accordance with your instructions at the annual meeting.

Householding

        We have adopted a procedure for stockholders whose shares are held in street name called "householding," pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders whose shares are registered in their name.

        If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker, trust or other holder of record. For more information, please contact our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908.

        Stockholders who participate in householding will continue to receive separate voting identification numbers for use in voting their shares, and, if requested, separate proxy cards.

Stock Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of November 17, 2009 by (i) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock based on Schedule 13G filings made by such persons with the SEC, (ii) each member of our Board of Directors, (iii) our current or former executive officers named in the Summary Compensation Table below and (iv) all of our directors, current executive officers and former executive officers named in the Summary Compensation Table as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage Ownership(2)
FMR LLC.	5,895,100	13.7%
Jennison Associates LLC	3,349,107	7.8%
Employee Stock Ownership Trust(3)	2,516,860	5.8%
Daniel V. Atwood(4)	324,962	0.8%
Michael S. Funk(5)	182,289	0.4%
Thomas B. Simone(6)	179,425	0.4%
Gordon D. Barker(7)	79,333	0.2%
James P. Heffernan(8)	58,791	0.1%
Mark E. Shamber(9)	54,369	0.1%
Michael D. Beaudry(10)	45,998	0.1%
Steven L. Spinner(11)	42,714	0.1%
Joseph M. Cianciolo(12)	40,791	0.1%
Gail A. Graham(13)	34,158	0.1%
Peter Roy(14)	29,454	0.0%
Randle Lindberg	13,612	0.1%
John Stern(15)	6,888	0.0%
Richard Antonelli	0	0.0%
All executive officers and directors, including terminated Named Executive Officers, as a group (19 persons)(16)	1,175,996	2.7%

(1)
The address for each listed director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for the Employee Stock Ownership Trust is c/o Robert G. Huckins, Trustee, 19404 Camino Del Aguila, Escondido, California 92025. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. The address for Jennison Associates LLC is 466 Lexington Avenue, 18th Floor, New York, New York 10017.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after November 17, 2009 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person or entity.

(3)
The Employee Stock Ownership Trust ("ESOT") disclaims beneficial ownership of the allocated shares of common stock in the ESOP to the extent that the beneficial ownership of such shares is attributable to participants in the ESOP.

(4)
Includes 123,375 shares of common stock issuable upon the exercise of stock options and 49,364 shares of common stock held in trust by the ESOT and allocated to Mr. Atwood under the ESOP.

(5)
Includes 104,675 shares of common stock issuable upon the exercise of stock options and 1,504 shares of common stock held in trust by the ESOT and allocated to Mr. Funk under the ESOP.

(6)
Includes 113,626 shares of common stock issuable upon the exercise of stock options and 30,000 shares held by the Thomas B. Simone and Shirley A. Simone 1990 Family Trust Agreement, as amended April 7, 1998, of which Mr. Simone and his wife are co-trustees.

(7)
Includes 64,966 shares of common stock issuable upon the exercise of stock options.

(8)
Includes 44,826 shares of common stock issuable upon the exercise of stock options.

(9)
Includes 27, 500 shares of common stock issuable upon the exercise of stock options, 1,721 shares of common stock allocated to Mr. Shamber under the 401(k) Plan's Stock Fund, and 1,748 shares of common stock held in trust by the ESOT and allocated to Mr. Shamber under the ESOP.

(10)
Includes 22,750 shares of common stock issuable upon the exercise of stock options, 7,117 shares of common stock allocated to Mr. Beaudry under the 401(k) Plan's Stock Fund, and 3,569 shares of common stock held in trust by the ESOT and allocated to Mr. Beaudry under the ESOP.

(11)
Includes 7,500 shares of common stock issuable upon the exercise of stock options and 5,260 shares of common stock held by, or as custodian for, his children.

(12)
Includes 24,826 shares of common stock issuable upon the exercise of stock options and 2,000 shares of common stock held for the benefit of Mr. Cianciolo in an individual retirement account.

(13)
Includes 19,826 shares of common stock issuable upon the exercise of stock options.

(14)
Includes 10,206 shares of common stock issuable upon the exercise of stock options.

(15)
Includes 3,500 shares of common stock issuable upon the exercise of stock options and 186 shares of common stock held in trust by the ESOT and allocated to Mr. Stern under the ESOP.

(16)
Includes 619,826 shares of common stock issuable upon the exercise of stock options, 15,258 shares of common stock allocated to executive officers under the 401(k) Plan's Stock Fund, and 60,976 shares of common stock held in trust by the ESOT and allocated to executive officers under the ESOP.

 CORPORATE GOVERNANCE

        We are committed to maintaining strong corporate governance practices and principles. We have closely monitored the recent developments relating to the corporate governance of public corporations and our Board of Directors has consulted with our legal counsel and independent registered public accounting firm to evaluate our current corporate governance and other practices in light of these developments. Our policies and practices reflect corporate governance initiatives that are compliant with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the listing standards of the NASDAQ Stock Market ("NASDAQ"). For example:

  •
  The Board of Directors has adopted clear corporate governance principles, which were revised in August 2008, that outline the roles and responsibilities of the Board and Board committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our Chief Executive Officer, stock ownership guidelines, and director orientation and continuing education;

  •
  A majority of the members of our Board of Directors are independent, and the Board makes an affirmative determination regarding the independence of each director annually;

  •
  All members of the key Board committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee—are independent;

  •
  The independent members of the Board of Directors meet regularly without the presence of management;

  •
  We have designated an independent director to serve as our "Lead Independent Director" to coordinate the activities of the other independent members of our Board of Directors;

  •
  We have a clear code of business conduct and ethics that applies to our principal executive officers and all members of our finance department, including our principal financial officer and principal accounting officer;

  •
  The charters of the committees of the Board of Directors clearly establish their respective roles and responsibilities; and

  •
  The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.

        In addition, our corporate governance principles limit our independent directors to serving on no more than a total of four public company boards and limit our executive officers to serving on no more than a total of two public company boards, in each case, including our Board. Directors and executive officers must notify the Nominating and Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Nominating and Governance Committee when their principal occupation or business association changes, at which point the committee will evaluate the propriety of continued Board service.

        As discussed under "PROPOSAL 1—ELECTION OF DIRECTORS—Majority Vote Standard for Election of Directors," in September 2007, we amended our Bylaws to provide for a majority voting standard for uncontested elections of directors and our Board of Directors approved amendments to the Nominating and Governance Committee's charter to implement the majority voting standard for directors. The amendments to the Nominating and Governance Committee's charter establish the procedures for the Nominating and Governance Committee's deliberations regarding whether to accept an offer by a nominee for director to resign from the Board if that nominee does not receive more votes cast "FOR" his or her election than votes cast "AGAINST" his or her election.

        We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.unfi.com, by clicking on "Investors" and then on "Corporate Governance." Copies of our corporate governance principles, the charters for each of our Board committees and the charter of the Lead Independent Director can be found on the corporate governance page of our website.

        Please note that information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.

Director Independence

        Our Board of Directors has determined that a majority of the members of our Board are "independent directors," as defined in rules governing the listing of our common stock on NASDAQ. For a director to be considered independent, the Board must affirmatively determine that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence, which questionnaires are reviewed by our Nominating and Governance Committee. The Board, upon the recommendations of the Nominating and Governance Committee, has determined that our independent directors are Mr. Barker, Mr. Cianciolo, Ms. Graham, Mr. Heffernan, Mr. Roy and Mr. Simone.

        All members of the Audit, Compensation and Nominating and Governance Committees of our Board must be independent directors under NASDAQ listing standards and, with respect to Audit Committee members, Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the SEC's rules thereunder. In addition, the charter of the Finance Committee of our Board of Directors requires that Committee to consist of not less than two independent directors. Each member of the Compensation Committee and each independent director on the Finance Committee must also be both a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code"), in accordance with that committee's charter.

Lead Independent Director

        The Board has created the position of Lead Independent Director. In accordance with the Lead Independent Director's charter, adopted by the Board in September 2008, the Lead Independent Director must be an independent director, and is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including:

  •
  Serving as a liaison between the Chair of the Board, independent directors, and the President and Chief Executive Officer;

  •
  Leading the annual performance reviews of the Chair of the Board and the President and Chief Executive Officer, and leading the full Board in an annual review of the performance and effectiveness of the Board and its committees;

  •
  Recommending to the Board the membership of the various Board committees, and recommending to the Chair of the Board the retention of advisers and consultants who report directly to the Board;

  •
  Advising the Chair of the Board as to an appropriate schedule of and agenda for Board meetings and ensuring the Board's input into the agenda for Board meetings;

  •
  Advising the President and Chief Executive Officer as to the quality, quantity, and timeliness of the information submitted by the Company's management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

  •
  Assisting the Board, the Nominating and Governance Committee, and our officers in better ensuring compliance with and implementation of our corporate governance principles; and

  •
  Serving as the Chair for executive sessions of the Board's independent directors and acting as Chair of the Board's regular and special meetings when the Chair is unable to preside.

        A complete description of the duties of the Lead Independent Director is included in the charter of the Lead Independent Director, a copy of which can be found in the corporate governance section of our website at www.unfi.com.

Committees of the Board of Directors

        Our Board of Directors currently has four standing committees: the Compensation Committee, the Audit Committee, the Nominating and Governance Committee and the Finance Committee. Committee members and chairs are recommended to the Board by the Nominating and Governance Committee and appointed by the full Board. In addition to the individuals indentified as committee members below, the Lead Director is an ex-officio member of each of the committees described below.

        Compensation Committee.    The Compensation Committee establishes or approves all policies and procedures related to our human resources function, including employee compensation, incentive programs, our 401(k) plan, and administers our stock incentive plans, including the 2002 Stock Incentive Plan and the 2004 Equity Incentive Plan. Additionally, this committee evaluates and establishes the compensation of our executive officers whose compensation is described below in the Summary Compensation Table, including our Chief Executive Officer and Chief Financial Officer. The Compensation Committee also reviews the compensation of the other members of our senior management team and recommends to our Board of Directors the compensation for our non-employee directors. The Compensation Committee receives recommendations from the Chief Executive Officer and the Chief Human Resources Officer in connection with its determinations concerning executive compensation. Additionally, the Compensation Committee from time to time has engaged outside compensation consultants to provide the committee with additional assistance when analyzing and setting the compensation of our executive officers, including peer group analysis, compensation structure and other assistance. The Compensation Committee did not engage a compensation consultant to provide this assistance during the 2009 fiscal year. The Compensation Committee also approves our annual compensation discussion and analysis included in this proxy statement.

        The agenda for meetings of the Compensation Committee is determined by its chairman with the assistance of our Chief Executive Officer, Secretary, Chief Human Resources Officer, General Counsel and Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Chief Human Resources Officer. At certain meetings during fiscal 2009, the Compensation Committee met in executive session. The Compensation Committee's chairman reports the committee's recommendations on executive compensation to the Board of Directors. Independent advisors and the Company's finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under the Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

        The Compensation Committee's charter is available on our website, www.unfi.com. The Compensation Committee held six meetings during fiscal 2009. The current members of the Compensation Committee are Ms. Graham and Messrs. Barker, Heffernan, and Roy, each of whom is an independent director.

        Audit Committee.    The Board of Directors has an Audit Committee that is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitoring the independence of our independent registered public accounting firm; and monitoring the performance of our independent registered public accounting firm, management and our internal audit department. Among the Audit Committee's duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm. The Audit Committee's charter is available on our website, www.unfi.com. The Audit Committee held eight meetings during fiscal 2009. The current members of the Audit Committee are Ms. Graham and Messrs. Barker, Cianciolo and Heffernan, each of whom is an independent director. The Board of Directors has determined that Messrs. Barker, Cianciolo and Heffernan are each an audit committee financial expert, as defined by the rules and regulations of the SEC.

        Nominating and Governance Committee.    The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our corporate governance principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each Board committee; and assisting the Board in conducting performance reviews of the Board and its committees and members. For additional information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to "Nomination of Directors" beginning on page 17. The Nominating and Governance Committee's charter is available on our website, www.unfi.com. The Nominating and Governance Committee held four meetings during fiscal 2009. The current members of the Nominating and Governance Committee are Messrs. Barker, Cianciolo and Simone and Ms. Graham, each of whom is an independent director.

        Finance Committee.    The Finance Committee is responsible for overseeing, reviewing and making recommendations about our financial affairs and policies and evaluating merger and acquisition transactions and investment and financing transactions proposed by our management. The Finance Committee did not hold any meetings during fiscal 2009. The current members of the Finance Committee are Messrs. Cianciolo, Funk, Heffernan, Roy and Simone, all of whom, other than Mr. Funk, are independent directors.

Board Meetings

        During the fiscal year ended August 1, 2009, the Board of Directors met eight times and following each of the Board meetings, the independent directors met in executive session without the presence of management (in each case, including by telephone conference). All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served. We encourage each member of the Board to attend our annual meetings of stockholders. All of our directors attended last year's annual meeting either in person or by webcast.

 PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Director

        We have a classified Board of Directors currently consisting of two Class I directors (Joseph M. Cianciolo and Peter Roy), three Class II directors (Gordon D. Barker, Gail A. Graham and Thomas B. Simone), and three Class III directors (Michael S. Funk, James P. Heffernan and Steven L. Spinner). The term of our Class I directors will expire at the Annual Meeting of Stockholders, unless elected to a new three-year term by our stockholders, in which case the directors will serve until the annual meeting of stockholders to be held in 2013, and until their successors are elected and qualified. Our Class II and Class III directors will serve until the annual meeting of stockholders to be held in 2011 and 2012, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

        The persons named in the enclosed proxy will vote to elect Joseph M. Cianciolo and Peter Roy as Class I directors, unless your proxy is marked otherwise or unless you hold shares in "street name" and fail to instruct your broker or nominee how to vote your shares. Messrs. Cianciolo and Roy are currently Class I directors.

        The Class I directors will be elected to hold office until the annual meeting of stockholders to be held in 2013 and until their successors are elected and qualified. Each nominee has indicated his or her willingness to serve, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.

        For each member of the Board of Directors, including the nominees for election as Class I directors, there follows information given by each concerning his or her principal occupation and business experience for the past five years, the names of other publicly held companies for which he or she serves as a director and his or her age and length of service as a director:

Class/Name	Age	Position
Class I:
Joseph M. Cianciolo(1)(2)(4)	70	Director and Chair of the Audit Committee
Peter Roy(3)(4)	53	Director
Class II:
Gordon D. Barker(1)(2)(3)	63	Director and Chair of the Compensation Committee
Gail A. Graham(1)(2)(3)	58	Director
Thomas B. Simone(2)(4)	67	Vice Chair of the Board, Lead Independent Director and Chair of the Nominating and Governance Committee
Class III:
Michael S. Funk(4)	55	Chair of the Board
James P. Heffernan(1)(3)(4)	63	Director and Chair of the Finance Committee
Steven L. Spinner	49	President, Chief Executive Officer and Director

(1)
Member of the Audit Committee.

(2)
Member of the Nominating and Governance Committee.

(3)
Member of the Compensation Committee.

(4)
Member of the Finance Committee.

        Gordon D. Barker has served as a member of our Board of Directors since September 1999. Mr. Barker serves as the Chair of the Compensation Committee and as a member of the Audit Committee and the Nominating and Governance Committee. Mr. Barker served as a contract Chief Executive Officer for QVL Pharmacy Holdings, Inc., a privately-held entity, from October 2004 until February 2007. Mr. Barker has served as President of Barker Holdings, LLC since January 2004. Mr. Barker has served as the principal of Barker Enterprises, an investment and consultant firm, since January 1997.

        Joseph M. Cianciolo has served as a member of our Board of Directors since September 1999. Mr. Cianciolo serves as Chair of the Audit Committee and as a member of the Finance Committee and the Nominating and Governance Committee. Mr. Cianciolo served as the Managing Partner of KPMG LLP's, Providence, Rhode Island office, from June 1990 until June 1999. Mr. Cianciolo also serves on the Board of Directors of Nortek, Inc. and Eagle Bulk Shipping, Inc. Mr. Cianciolo is a nominee to serve as a Class I director.

        Michael S. Funk has served as Chair of the Board since September 2008, a position which he also held from January 2003 to December 2003, and has been a member of our Board of Directors since February 1996. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk serves as a member of the Finance Committee. Mr. Funk also served as Vice Chair of our Board of Directors from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People's Warehouse, Inc., one of our wholly-owned subsidiaries.

        Gail A. Graham has served as a member of our Board of Directors since October 2002. Ms. Graham serves as a member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Ms. Graham has served as the General Manager of Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota, since October 1999. Ms. Graham served as Vice Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1994 until October 1998 and from November 2000 until October 2002. Ms. Graham served as the Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1998 until October 2000. Ms. Graham resigned from the Board of Directors of Blooming Prairie Cooperative Warehouse in October 2002, concurrent with our purchase of the cooperative and her appointment to our Board of Directors.

        James P. Heffernan has served as a member of our Board of Directors since March 2000. Mr. Heffernan serves as Chair of the Finance Committee and as a member of the Audit Committee and the Compensation Committee. Mr. Heffernan has served as a Director for the New York Racing Association since November 1998. Mr. Heffernan has served as a Director of Solutia, Inc., since February 2008, and served as a member of the Board of Directors of Columbia Gas System, Inc. from January 1993 until November 2000.

        Peter Roy has served as a member of our Board of Directors since June 2007. Mr. Roy is a member of the Compensation Committee and the Finance Committee. Mr. Roy is an entrepreneur and since 1999 has been a strategic advisor to North Castle Partners. In connection with his role as a strategic advisor to North Castle Partners, Mr. Roy served on the boards of Avalon Natural Products, Inc. and Naked Juice Company. Additionally, Mr. Roy currently serves on the board of directors of West Marine, Inc. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company's West Coast Region. Mr. Roy is a nominee to serve as a Class I director.

        Thomas B. Simone has served as the Vice Chair of the Board of Directors since September 2008 and as Lead Independent Director since December 2003. Mr. Simone served as the Chair of the Board of Directors from December 2005 to September 2008, as well as from December 1999 to December 2002, and as the Vice Chair of the Board of Directors from January 2003 to December 2005. He has been a member of the Board of Directors since October 1996. Mr. Simone is the Chair of the Nominating and Governance Committee and is a member of the Finance Committee. Mr. Simone has served as Chairman, President and Chief Executive Officer of Simone & Associates, LLC and its predecessor company, each a natural and organic products and healthcare investment and consulting company, since April 1994.

        Steven L. Spinner has served as our President and Chief Executive Officer and as a member of our Board of Directors since September 2008. Prior to joining us in September 2008, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company ("PFG") from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management. Mr. Spinner previously had served as PFG's President and Chief Operating Officer beginning in May 2005. Mr. Spinner served as PFG's Senior Vice President and Chief Executive Officer—Broadline Division from February 2002 to May 2005 and as PFG's Broadline Division President from August 2001 to February 2002.

        For information relating to the shares of our common stock owned by each of our directors, see "Stock Ownership of Certain Beneficial Owners and Management."

Majority Vote Standard for Election of Directors.

        Our bylaws require directors to be elected by a majority of the votes cast with respect to such director in uncontested elections (that is, the number of shares voted "for" a director must exceed the number of votes cast "against" that director). In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers to tender his or her resignation will not participate in the Board's decision or the Nominating and Governance Committee's deliberations (if the director is a member of that committee). If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a "holdover director." All nominees for election as directors at the Annual Meeting of Stockholders are currently serving on the Board.

Nomination of Directors

        The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to our Board of Directors to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on our Board. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:

  •
  Personal characteristics.  The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee's integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Committee evaluates whether the nominee's previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

  •
  Core Competencies.  The Nominating and Governance Committee considers whether the nominee's knowledge and experience would contribute to the Board's achievement of certain core competencies. The Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

  •
  Board Independence.  The Nominating and Governance Committee considers whether the nominee would qualify as "independent" under SEC rules and NASDAQ listing standards.

  •
  Director Commitment.  The Nominating and Governance Committee expects that each of our directors will prepare for and actively participate in Board and committee meetings, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Committee to initially select the director as a nominee. The Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

  •
  Additional Considerations.  Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise.

        Following this evaluation, the Nominating and Governance Committee will make recommendations for membership on the Board of Directors and review such recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

        For a stockholder to submit a candidate for the consideration of the Nominating and Governance Committee, the stockholder must notify our corporate secretary. To make a recommendation for director nomination in advance of an annual meeting, a stockholder must notify our corporate secretary not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The notice to our corporate secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of our shares which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person's written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on our books, of such stockholder and (ii) the class and number of our shares which are beneficially owned by such stockholder. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board of Directors. The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources.

Notices should be sent to:

Mr. Joseph J. Traficanti
United Natural Foods, Inc.
313 Iron Horse Way
Providence, RI 02908

Communication with the Board of Directors

        Our stockholders may communicate directly with our Board of Directors. All communications should be in written form and directed to our corporate secretary at the following address:

Mr. Joseph J. Traficanti
United Natural Foods, Inc.
313 Iron Horse Way
Providence, RI 02908

        Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board of Directors. Each communication intended for the Board of Directors and received by the corporate secretary that is related to our operation and is relevant to a specific director's service on the Board of Directors will be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

Non-employee Director Compensation

        Each year, our Board of Directors and the Compensation Committee of the Board review and determine compensation for our non-employee directors, in part, based on a review of the annual NACD Board Compensation survey. The Compensation Committee and our Board believe that compensation should fairly compensate non-employee directors for work required in a company of our size and scope and that compensation should align the non-employee directors' interests with the long-term interest of our stockholders. Our non-employee director stock ownership guidelines, which are discussed in greater detail below, also are designed to align the interests of our non-employee directors with those of our stockholders. Employee directors do not receive any compensation for their Board service.

        The components of our non-employee director compensation are cash fees and awards of stock options and, in recent years, shares of restricted stock units. Our Board of Directors and Compensation Committee determined, applicable for fiscal year 2008 and all subsequent fiscal years, that our non-employee directors' equity-based awards should consist of a mix of stock options and restricted stock units, rather than our previous historical mix of stock options and shares of restricted stock. The Board of Directors and the Compensation Committee determined that non-employee directors' equity-based awards should include restricted stock units, rather than shares of restricted stock, in order to ease the administrative burden on our associates responsible for administering our equity plans. The change was not intended to, and did not, increase or decrease the number of shares of our common stock covered by equity-based awards our non-employee directors are eligible to receive.

Fees

        During fiscal year 2009, each non-employee director received $2,200 for attendance at each meeting of the Board of Directors and $1,100 for attendance at each telephonic meeting of the Board of Directors. Each member of the Compensation, Finance and Nominating and Governance Committees of the Board of Directors received $1,100 for attendance at each meeting of the applicable committee. Members of the Audit Committee of the Board of Directors received $1,700 for attendance at each meeting of the Audit Committee. Additionally, the Lead Independent Director received an annual retainer of $75,000, each other non-employee director received an annual retainer of $30,000, the chairs of the Compensation, Finance and Nominating and Governance Committees each received an annual retainer of $8,000, and the chair of the Audit Committee received an annual retainer of $15,000. Each director was reimbursed for expenses incurred in connection with his or her attendance at meetings of the Board of Directors and its committees.

Stock Options and Restricted Stock Units

        In the fiscal year ended August 1, 2009, our non-employee directors, other than our Lead Independent Director and our Chair of the Board, received an annual grant of (i) options to purchase 3,990 shares of common stock and (ii) 4,788 restricted stock units for their participation on the Board of Directors. One-third of the annual grant vested immediately, and the remaining two-thirds vest in equal annual installments over a two-year period from the date of grant. The options have an exercise price equal to the closing price of our common stock on NASDAQ on the grant date. The Lead Independent Director received an annual grant of (i) options to purchase 9,000 shares of common stock and (ii) 10,800 restricted stock units, with a vesting schedule and exercise price consistent with the grants to other non-employee directors. Our Chair of the Board received an annual grant during his tenure as the Company's President and Chief Executive Officer, and that award, which is the only equity-based award he received in fiscal 2009, is included in the table showing Grants of Plan-Based Awards in 2009 to Named Executive Officers.

Deferred Compensation

        Our non-employee directors are eligible to participate in the United Natural Foods Deferred Compensation Plan and the United Natural Foods Deferred Stock Plan (collectively the "Deferral Plans"). The Deferral Plans are nonqualified deferred compensation plans which are administered by the Compensation Committee. Under the Deferred Stock Plan, which was frozen from new deferrals effective January 1, 2007, each non-employee director participant was eligible to defer between 0% and 100% of such director's compensation from restricted stock awards. Under the Deferred Compensation Plan, each non-employee director participant may elect to defer a minimum of $1,000 and a maximum of 100% of the director fees earned by such participant in a calendar year. In addition, effective January 1, 2007, each non-employee director participant may elect to defer up to 100% of their share unit awards under the Deferred Compensation Plan. Four of our non-employee directors elected to participate in the Deferred Compensation Plan for fiscal 2009.

        The Deferral Plans were established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation, including grants of restricted stock, restricted stock units, and performance stock units. Under the Deferral Plans, only the payment of the compensation earned by each such participant is deferred and there is no deferral of the expense in our financial statements related to the participants' earnings; the Company records the related compensation expense in the year in which the compensation is earned by the participants.

        For fiscal year 2009, participants' deferrals under the Deferred Compensation Plan earned interest at the overnight national five-year deposit rate, as reported by bankrate.com (as captured on the first and last business date of each calendar quarter and averaged) plus 3% for the period from August 3, 2008 through December 31, 2008. Effective January 1, 2009, participant's deferrals earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center credited and compounded quarterly (as captured on the first and last business date of each calendar quarter and averaged) plus 3%. The value of equity-based awards deferred under the Deferral Plans is based upon the performance of our common stock.

        The following table summarizes the 2009 compensation provided to all persons who served as non-employee directors during our 2009 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	Total($)
Gordon D. Barker	$79,600	$116,924	$27,022	$—	$222,446
Joseph M. Cianciolo	$81,700	$116,924	$27,022	$—	$224,546
Gail A. Graham	$73,300	$116,924	$27,022	$—	$216,146
James P. Heffernan	$75,200	$116,924	$27,022	$—	$218,046
Peter Roy	$55,300	$142,439	$33,085	$—	$229,724
Thomas B. Simone	$107,200	$288,296	$38,978	$—	$433,374

(1)
This column reports the amount of cash compensation earned in fiscal 2009 for Board and committee service.

(2)
This column represents the dollar amount recognized by us for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of restricted stock units granted in fiscal 2009 as well as in prior fiscal years in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation ("ASC 718"). Fair value is initially calculated using the closing price of United Natural Foods' common stock on NASDAQ on the date of grant. The following directors had outstanding restricted stock unit awards at August 1, 2009: Mr. Barker, Mr. Cianciolo, Ms. Graham, Mr. Heffernan, Mr. Roy (4,256 shares each), and Mr. Simone (10,200 shares). Ms. Graham and Messrs. Barker, Cianciolo, Heffernan and Roy were each granted an award of 4,788 restricted stock units on September 16, 2008, each with a grant date fair value of $117,498. Mr. Simone was granted an award of 10,800 restricted stock units on September 16, 2008 with a grant date fair value of $265,032.

(3)
This column represents the dollar amount recognized by us for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of stock options granted in fiscal 2009 as well as in prior fiscal years. The fair value was estimated using the Black-Scholes option pricing model in accordance with ASC 718. The fair value of each stock option granted to all non-employee directors on September 16, 2008 was $6.93 per share, based on assumptions of 3.0 years expected life, expected volatility of 38.1%, expected dividend yield of 0.0%, and a risk free rate of 2.12%. The grant date fair value of stock options granted to Ms. Graham and Messrs. Barker, Cianciolo, Heffernan and Roy during fiscal 2009 was $27,663 each. The grant date fair value of stock options granted to Mr. Simone during fiscal 2009 was $62,399. At August 1, 2009, the number of shares of common stock underlying the outstanding option awards held by our non-employee directors was as follows: Mr. Barker (65,270 shares), Mr. Cianciolo (25,270 shares), Ms. Graham (20,270 shares), Mr. Heffernan (45,270 shares), Mr. Roy (10,650 shares) and Mr. Simone (115,600 shares).

(4)
Restricted shares or share units deferred under the Deferred Stock Plan or Deferred Compensation Plan, respectively, are valued at the current market price of our common stock, and therefore have no above market or preferential earnings. As of August 1, 2009, there are no Directors who defer a portion of their director fees under the Deferred Compensation Plan.

Stock Ownership Requirement

        All non-employee directors are required to hold shares of stock in the Company in an amount that is determined in accordance with a formula based upon the compensation expense recorded by the

Company in connection with annual equity grants to our non-employee directors. We make grants of restricted stock and restricted stock units under our 2004 Plan and stock option grants under our 2002 Stock Incentive Plan. The minimum share ownership level for each non-employee director is equal to 50% of the number of shares that would have been covered by a stock option grant having an equal compensation expense to that of the director's combined equity grants for the prior fiscal year. Non-employee directors who served on the Board in or prior to fiscal 2004, when this requirement was instituted by the Board, were required to attain this level of stock ownership within three years. Non-employee directors who were elected or appointed to the Board after fiscal 2004 are required to attain this level of stock ownership within five years following their election or appointment to the Board. In either case, once attained, each non-employee director is required to maintain this level of stock ownership for as long as the director serves on the Board.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

        Our executive compensation program for the executive officers listed in the "Summary Compensation Table" included in this proxy statement (the "Named Executive Officers") is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate our executive talent, to reward those individuals fairly over time for performance that enhances stockholder value and to retain those individuals who continue to perform at or above the levels that are deemed necessary to ensure our success. The program is also designed to reinforce a sense of ownership in the Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards, including both short-term and longer term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by our Compensation Committee. In applying these principles we seek to integrate compensation programs with our short and long-term strategic plans and to align the interests of the Named Executive Officers with the long-term interests of stockholders through equity award opportunities.

Administration of our Compensation Program

        The compensation program for our Named Executive Officers is administered by the Compensation Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits adequately incentivize our Named Executive Officers to perform at high levels, are competitive with compensation provided to similarly situated executive officers of companies with which we compete for executive talent, are reasonable in light of our corporate performance and continue to achieve the goals described under "Compensation Philosophy" above. The components of our compensation program are (a) base compensation or salary; (b) annual performance-based cash incentives; (c) the grant of equity awards in the form of stock options, shares of restricted stock, restricted stock units and in certain instances performance-based restricted stock units; and (d) other compensation and employee benefits including perquisites and participation in the Deferral Plans, as well as participation in benefit plans generally available to all of our employees, including our 401(k) plan and the ESOP.

        The Compensation Committee at times has engaged outside human resources and compensation consulting firms to provide the Compensation Committee with assistance in administering our compensation programs and policies for our executive officers, including our Named Executive Officers. When setting compensation levels for our 2008 fiscal year our Compensation Committee engaged the human resources consulting firm Watson Wyatt to assist the committee in setting fiscal 2008 compensation levels for our Named Executive Officers. As part of this process, Watson Wyatt prepared for the Compensation Committee a competitive compensation analysis to aid the committee's efforts to compare our compensation practices for our Named Executive Officers with those of a group of peer companies in the same or similar businesses, generally foodservice distribution or natural and organic businesses. The companies comprising the peer group utilized for these comparison purposes in setting fiscal 2008 compensation were: Core-Mark Holding Company, Inc., Dean Foods Company, Del Monte Foods Company, Green Mountain Coffee Roasters, Inc., The Hain Celestial Group, Inc., Nash Finch Company, NBTY, Inc., Performance Food Group Company, Inc., Perrigo Company, Ruddick Corporation, The J.M. Smucker Company, Spartan Stores, Inc., Whole Foods Market, Inc. and Wild Oats Markets, Inc., and were chosen because of a number of factors, including geographical location, position in the natural products industry or related industries, market capitalization and revenues. We call this group our "Comparison Group" in this discussion.

        The Compensation Committee has in the past used both information provided by Watson Wyatt and recommendations from our Chief Executive Officer to determine the appropriate level and mix of total compensation, including incentive compensation for our Named Executive Officers. In setting the 2009 fiscal year compensation for the Named Executive Officers, the Compensation Committee did not consult with Watson Wyatt, or any other compensation consultant, but did review the recommendations of Watson Wyatt for the 2008 fiscal year as well as a broad-based compensation survey prepared by Watson Wyatt generally, but not specifically for the committee, that highlighted developing trends in executive compensation programs for the 2009 fiscal year. In setting fiscal 2009 compensation levels for the Named Executive Officers, the Compensation Committee based its decision on the previously provided Watson Wyatt recommendations, the broad-based general survey prepared by Watson Wyatt and the recommendations of the Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.

Determining Named Executive Officer Compensation

        We view the four components of our compensation program as related because they are each designed to achieve the goals of our compensation philosophy. However, we believe the attainment by a Named Executive Officer of a significant amount of compensation from one component of compensation should not negate or reduce compensation from other components if relevant performance goals established by the Compensation Committee have been met. We determine the appropriate level for each compensation component based on a number of factors, including survey data regarding compensation practices of companies with whom we believe we compete for executive talent; our recruiting and retention goals; our corporate performance, measured by a number of Company-level and, in some instances, division-level performance goals; our view of internal equity and consistency in the compensation of similarly situated employees within the Company; and attainment by the Named Executive Officers of individual performance goals.

        We have historically targeted total compensation levels in the second quartile (i.e. 26% to 50%) of the range for officers in like positions with similar responsibilities in the Comparison Group companies. Our Compensation Committee has not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation or, with respect to short-term compensation, between cash and non-cash compensation. Our cash compensation consists of both a base salary component and a performance-based component. The performance-based component is typically completely at-risk (except that our Chief Executive Officer was guaranteed a minimum cash incentive payout of 50% of his base salary for our 2009 fiscal year), and is designed to align a significant portion of the Named Executive Officers' compensation with achievement of our goals. Our Compensation Committee's philosophy, generally, is that cash compensation should comprise a portion of the Named Executive Officers' total compensation that is competitive with our peer companies. However, if the portion of our Named Executive Officers' total compensation comprised of cash compensation were to be significantly greater or less than the portion of the total cash compensation paid to executives with similar responsibilities in the Comparison Group companies, our Compensation Committee would have the discretion to adjust either the cash or equity portion of our Named Executive Officers' total compensation or maintain this discrepancy based on factors it determines relevant at that time. As a result, equity-based compensation as a percentage of total compensation may fluctuate from year to year based on market conditions at the time of the equity awards.

        When setting targeted total compensation for fiscal year 2009, our Compensation Committee determined that cash compensation should comprise approximately 50% of our Named Executive Officer's total target compensation, with base salary and performance-based cash incentives each comprising approximately 25% of the targeted percentage. For fiscal year 2009, total cash compensation as a percentage of total compensation shown in the Summary Compensation Table, was approximately 80.0% for Mr. Spinner, 22% for Mr. Funk; 62% for Mr. Shamber; 52% for Mr. Atwood; 68% for Mr. Beaudry; and 80% for Mr. Stern. Mr. Spinner's and Mr. Stern's cash compensation as a percentage of their total compensation was outside the targeted range in fiscal 2009 because each of these individuals' equity-based compensation expense reflected fewer years of equity-based awards than did the other Named Executive Officers who have been employed by the Company for a longer period of time.

        The Compensation Committee also believes that a significant portion of the Named Executive Officers' compensation should consist of equity-based grants in order to more closely align our Named Executive Officers' interests with those of our stockholders by increasing their stake in the Company. Through the equity-based portion of our compensation program, which includes time-based vesting stock options and restricted stock units, and in the case of Mr. Spinner, performance-based restricted stock units, the Named Executive Officers are rewarded with compensation levels that are above the median of the Comparison Group companies only to the extent that they deliver above average performance for our stockholders over time.

        We believe that this philosophy regarding the overall mix of cash and equity-based compensation ensures that the Named Executive Officers' total compensation is not less than total compensation for officers in like positions with similar responsibilities within the lowest quartile of Comparison Group companies in the event that the Company's stock does not perform as well as expected and our financial results do not meet our Compensation Committee's expectations and offers the opportunity for our Named Executive Officers' total compensation to exceed the median if our stock performs well and our financial results exceed the expectations of our Compensation Committee.

Role of Management in Executive Compensation

        Our President and Chief Executive Officer along with our Chief Human Resources Officer and Chief Financial Officer provide the Compensation Committee with an assessment of the performance of the Company and of other executive officers, and make recommendations for the compensation of other executive officers based on our corporate performance. Our President and Chief Executive Officer and our Chief Human Resources Officer also provide input on one another's individual performance. Specifically, our President and Chief Executive Officer, our Chief Human Resources Officer, and our Chief Financial Officer discuss with the Compensation Committee management's internal projections with respect to a variety of performance metrics and operations goals for the next fiscal year.

        The Compensation Committee then uses this information as well as qualitative factors such as leadership and management skills, to establish a number of Company-wide or division-level performance goals, as well as individual performance goals, for the Named Executive Officers and to determine the percentage of performance-based cash incentive opportunities to be obtained by each Named Executive Officer as well as year over year increases in overall compensation levels. The Compensation Committee makes all decisions with respect to the compensation of our Chief Executive Officer and other executive officers. No executive officer makes any decision on any element of his or her own compensation.

Tax Deductibility of Compensation

        We attempt to ensure that both cash and equity components of the Named Executive Officers' total compensation are tax deductible for the Company, to the maximum extent possible, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m) of the Code. However, our performance-based cash incentive plans have not historically been considered stockholder approved and therefore an award made under those plans to our Chief Executive Officer or any of our other four highest paid executive officers has not in the past been deductible by the Company to the extent that the officer's total compensation not exempt from the Section 162(m) limitation for the fiscal year in which the award was made exceeded $1,000,000. The

Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on our executive compensation programs.

Components of our Compensation Program

        Our Named Executive Officer compensation program currently has four primary components: (a) base compensation or salary; (b) annual performance-based cash incentives; (c) the grant of equity awards in the form of stock options, shares of restricted stock, restricted stock units and, in certain instances, performance-based restricted stock units; and (d) other compensation and benefits including perquisites and participation in the Deferral Plans as well as participation in benefit plans generally available to all of our employees, such as participation in the Company's 401(k) plan and ESOP.

Base Salary

        Base salaries for our Named Executive Officers, other than for our President and Chief Executive Officer, are established based on the scope of their respective responsibilities, taking into account competitive market compensation paid by other companies, including companies in our Comparison Group, for individuals in similar positions, Company performance in the prior fiscal year, the executive officer's performance in the prior fiscal year and the level of the executive officer's base salary relative to other executive officers. In setting the 2009 fiscal year base salaries for our Named Executive Officers, the Compensation Committee considered the compensation data for the Comparison Group companies previously prepared for the committee by Watson Wyatt and utilized by the Compensation Committee in setting the base salaries for the Named Executive Officers for the 2008 fiscal year. The Compensation Committee also reviewed a broad-based compensation survey prepared annually by Watson Wyatt, although not specifically for the Company, which described developing trends in executive compensation programs generally and included compensation data for over 200 companies.

        Generally, in line with our compensation philosophy, we have historically targeted base salaries for our Named Executive Officers' base salaries in the second quartile (i.e. 26% to 50%) of the range for officers in like positions with similar responsibilities in the Comparison Group companies, which we believe reflects our focus on linking compensation more closely to performance. Adjustments to this target are made based on experience, time in a specific position and service to the Company. We fix Named Executive Officer base compensation at levels which we believe enable us to hire and retain individuals in a competitive environment and to reward satisfactory performance, based upon prior contributions to our overall business goals. Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels, taking into account the Named Executive Officer's responsibilities, performance and experience. In reviewing base salaries, we consider several factors, including cost of living increases, levels of responsibility, experience, a comparison to base salaries paid for comparable positions by companies in our Comparison Group, trends reflected in broad-based compensation surveys, as well as our own base salaries for other executives, and achievement of corporate and individual performance goals. The annual review for each fiscal year usually occurs in the first quarter of that fiscal year.

        After taking into consideration the difficult economic and market environment facing the Company at the end of the 2008 fiscal year and in light of the Company's performance for fiscal 2008, the Compensation Committee determined to not make any adjustment to the Named Executive Officers' base salaries for the 2009 fiscal year. In light of this decision, the Compensation Committee did not request that Watson Wyatt, or any other compensation consultants, compile updated information concerning the base salaries of the executive officers of the Comparison Group companies. The table below reflects the fiscal 2008 and fiscal 2009 base salaries for the Named Executive Officers, and the percentage change in base salaries between those two periods:

Named Executive Officer	Fiscal 2008 Base Salary(3)	Fiscal 2009 Base Salary(4)	Percentage Change

Steven L. Spinner(1)	N/A	$775,000	N/A

Michael S. Funk(2)	$700,000	$125,000	(82.1)%

Mark E. Shamber	$297,000	$297,000	0.0%

Daniel V. Atwood	$363,000	$363,000	0.0%

Michael Beaudry	$349,800	$349,800	0.0%

John Stern	$280,000	$280,000	0.0%

Richard Antonelli(5)	$475,000	$475,000	0.0%

Randle Lindberg(6)	$330,000	$330,000	0.0%

(1)
Mr. Spinner was appointed to the position of President and Chief Executive Officer effective September 16, 2008.

(2)
Mr. Funk retired as President and Chief Executive Officer as of September 16, 2008, at which time his base salary was reduced to $125,000 in recognition of his duties as executive advisor and Chair of the Board.

(3)
For each Named Executive Officer other than Mr. Spinner, fiscal 2008 Base Salaries were effective as of July 29, 2007.

(4)
For each Named Executive Officer, other than Mr. Spinner, fiscal 2009 Base Salaries were effective as of August 3, 2008

(5)
Mr. Antonelli's employment was terminated on August 12, 2008.

(6)
Mr. Lindberg's employment was terminated on June 1, 2009.

        In the third quarter of fiscal 2008, Mr. Funk notified the Board of Directors that he was considering retiring as our President and Chief Executive Officer. The Board of Directors, after discussions with Mr. Funk regarding what level of involvement he would consider having with the Company following his retirement, determined that it would be appropriate to retain Mr. Funk as an executive advisor and continue to pay him a base salary and to provide him with the health and welfare benefits and other employee benefits generally available to the Company's executives in exchange for Mr. Funk making himself generally available to the Company's executive officers. In recognition of this commitment, and his role as Chair of our Board of Directors, the Compensation Committee approved a base salary equal to $125,000 for Mr. Funk for the 2009 fiscal year. Mr. Funk does not receive fees for meetings of the Board or its committees. In addition, during the 2009 fiscal year Mr. Funk received an equity award consisting of 22,500 stock options and 27,000 restricted stock units, each of which vest 25% on each anniversary of the date of grant.

        At the time Mr. Spinner was hired as President and Chief Executive Officer in September 2008, his fiscal 2009 base salary was set at $775,000. A number of factors were considered in determining this level of compensation, including the salary he earned at his predecessor employer, the median CEO salary paid to chief executive officers of the Comparison Group companies as reflected in the Watson Wyatt study utilized by the Compensation Committee in setting fiscal 2008 total compensation, and the median salary for chief executive officers as reflected in Watson Wyatt's 2009 broad-based executive compensation survey. Ultimately, the final determination with respect to Mr. Spinner's fiscal 2009 base salary was the result of extensive negotiations between Mr. Spinner and the Compensation Committee.

Base Salary for 2010

        In August 2009, the Compensation Committee approved base salaries for the 2010 fiscal year for our executive officers, including the Named Executive Officers that were employed by us as of that date. Mr. Spinner's base salary did not increase, and in light of a change in his responsibilities, Mr. Atwood's base salary was reduced to $198,000. Each of Messrs. Beaudry and Stern received an approximately 3% cost of living adjustment, increasing their base salaries to $360,294 and $288,400, respectively. Mr. Shamber's base salary was increased to $350,000, reflecting the Compensation Committee's determination that Mr. Shamber's 2009 base salary was below the median level of salaries for executive officers with similar positions in comparable companies, including the companies in the Comparison Group.

Performance-Based Cash Incentive Compensation

        We provide performance-based cash incentive compensation to our Named Executive Officers based on individual and Company-wide, or division-level, financial and operational performance metrics established by our Compensation Committee with input from our Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer and/or results, consistent with our emphasis on maintaining a pay-for-performance incentive program. We historically have utilized performance-based cash incentive compensation to reward performance achievements for the time horizon of one year or less, but as described in more detail below for the 2010 fiscal year, we have added a two-year performance-based cash incentive program to our total mix of compensation. The factors considered by the Compensation Committee in setting performance-based cash incentive compensation vary depending on the individual executive, but relate generally to strategic factors such as sales, operating performance, operating margins and profitability. For the 2009 fiscal year, the Compensation Committee approved the Company's Fiscal Year 2009 Executive Management Incentive Plan, which provided the Company's executive officers, including the Named Executive Officers, with the opportunity to earn cash incentive compensation for the achievement of certain annual performance goals established by the Compensation Committee. As discussed in more detail below, for the Named Executive Officers, the targeted annual cash award for the 2009 fiscal year ranged from 30% of the officer's base salary for "standard" performance to 50% of the officer's base salary for "superior" performance and 100% of the officer's base salary for "outstanding" performance.

        For the 2009 fiscal year, the performance goals for the Company's Named Executive Officers required that at a minimum, the Company experience at least a 2.5% improvement in fiscal 2009 over fiscal 2008 performance in earnings before interest and taxes in the case of Mr. Spinner, Mr. Shamber and Mr. Stern and a 25.0%, 2.5% and 2.5% improvement, respectively, in division-level earnings before interest and taxes for Mr. Atwood, Mr. Beaudry and Mr. Lindberg. If this threshold level of improvement was achieved, the Named Executive Officer was entitled to earn a cash incentive award equal to a certain percentage of his base salary for achieving the performance goals described below.

Steven L. Spinner

Performance Measure	Applicable Target	Cash Incentive Payout as a Percentage of Base Salary

Consolidated earnings before interest and taxes

Standard Performance	$106,235,193	8%

Superior Performance	$116,081,382	12%

Outstanding Performance	$124,372,909	25%

Consolidated earnings per diluted share

Standard Performance	$1.35	6%

Superior Performance	$1.38	12%

Outstanding Performance	$1.41	22%

Return on capital

Standard Performance	11.20%	6%

Superior Performance	11.95%	11%

Outstanding Performance	12.45%	22%

        The remainder of Mr. Spinner's performance targets were tied to (1) the Company's specialty division's earnings before interest and taxes, for which Mr. Spinner could earn a cash incentive award of 4%, 7% or 15% of his base salary for standard, superior or outstanding performance, respectively; and (2) subjective performance measures related to three-year corporate strategy and information technology initiatives, for which Mr. Spinner could earn a cash incentive award of 3%, 4% or 8% of his base salary for standard, superior or outstanding performance within each category.

        At the time Mr. Spinner was hired as President and Chief Executive Officer in September 2008, his fiscal year 2009 cash incentive opportunity was set at $775,000. Compensation for Mr. Spinner was set at this level as a result of extensive negotiations between Mr. Spinner and the Compensation Committee and based upon the Compensation Committee's determination to set the maximum cash incentive opportunity for outstanding performance at 100% of Mr. Spinner's base salary, an amount that the Compensation Committee believed to be reasonable and prevalent within the companies comprising the Comparison Group. Also, as a result of the negotiations, 50% of Mr. Spinner's fiscal year 2009 performance-based cash incentive compensation opportunity was guaranteed. Based upon fiscal 2009 performance, the guarantee did not influence the amount of bonus paid to Mr. Spinner.

Mark E. Shamber

Performance Measure	Applicable Target	Cash Incentive Payout as a Percentage of Base Salary

Consolidated earnings before interest and taxes

Standard Performance	$106,235,193	8%

Superior Performance	$116,081,382	12%

Outstanding Performance	$124,372,909	25%

Consolidated earnings per diluted share

Standard Performance	$1.35	5%

Superior Performance	$1.38	9%

Outstanding Performance	$1.41	20%

Return on capital

Standard Performance	11.20%	7%

Superior Performance	11.95%	10%

Outstanding Performance	12.45%	20%

        The remainder of Mr. Shamber's performance targets were tied to (1) the Company's specialty division's earnings before interest and taxes, for which Mr. Shamber could earn a cash incentive award of 4%, 7% or 15% of his base salary for standard, superior or outstanding performance, respectively; (2) payroll as a percentage of gross margin, for which Mr. Shamber could earn a cash incentive award equal to 3%, 6% or 10% of his base salary for standard, superior or outstanding performance, respectively; and (3) inventory management, for which Mr. Shamber could earn a cash incentive award of 3%, 6% or 10% of his base salary for standard, superior or outstanding performance, respectively.

John Stern

Performance Measure	Applicable Target	Cash Incentive Payout as a Percentage of Base Salary

Consolidated earnings before interest and taxes

Standard Performance	$106,235,193	8%

Superior Performance	$116,081,382	12%

Outstanding Performance	$124,372,909	25%

Consolidated earnings per diluted share

Standard Performance	$1.35	5%

Superior Performance	$1.38	8%

Outstanding Performance	$1.41	16%

Return on capital

Standard Performance	11.20%	4%

Superior Performance	11.95%	6%

Outstanding Performance	12.45%	15%

        The remainder of Mr. Stern's performance targets were tied to (1) the Company's specialty division's earnings before interest and taxes, for which Mr. Stern could earn a cash incentive award of 4%, 7% or 15% of his base salary for standard, superior or outstanding performance, respectively; (2) timely integration of the Company's new specialty distribution facilities, for which Mr. Stern could earn a cash incentive award equal to 3%, 6% or 10% of his base salary for standard, superior or outstanding performance, respectively; and (3) information technology operating expenses as a percentage of consolidated revenues, for which Mr. Stern could earn a cash incentive award of 6%, 11% or 19% of his base salary for standard, superior or outstanding performance, respectively.

Daniel V. Atwood

Performance Measure	Applicable Target	Cash Incentive Payout as a Percentage of Base Salary

Consolidated earnings per diluted share

Standard Performance	$1.35	4%

Superior Performance	$1.38	8%

Outstanding Performance	$1.41	16%

Return on capital

Standard Performance	11.20%	4%

Superior Performance	11.95%	8%

Outstanding Performance	12.45%	16%

        The remainder of Mr. Atwood's performance targets were tied to (1) the Company's Blue Marble Brands division's earnings before interest and taxes, for which Mr. Atwood could earn a cash incentive award of 8%, 12% or 25% of his base salary for standard, superior or outstanding performance, respectively; (2) the percentage of the Blue Marble Brands division's earnings before interest and taxes as a percentage of the Company's consolidated net sales, for which Mr. Atwood could earn a cash incentive award equal to 6%, 8% or 16% of his base salary for standard, superior or outstanding performance, respectively; (3) the percentage of the Company's Blue Marble brand sales to the Company's net sales, for which Mr. Atwood could earn a cash incentive award of 4%, 7% or 12% of his base salary for standard, superior or outstanding performance, respectively; (4) inventory management, for which Mr. Atwood could earn a cash incentive award equal to 4%, 7% or 11% of his base salary for standard, superior or outstanding performance, respectively; and (5) associate development, for which Mr. Atwood could earn a cash incentive award equal to 4% for outstanding performance.

Michael Beaudry

Performance Measure	Applicable Target	Cash Incentive Payout as a Percentage of Base Salary

Consolidated earnings per diluted share

Standard Performance	$1.35	5%

Superior Performance	$1.38	8%

Outstanding Performance	$1.41	16%

Return on capital

Standard Performance	11.20%	4%

Superior Performance	11.95%	8%

Outstanding Performance	12.45%	16%

        The remainder of Mr. Beaudry's performance targets were tied to (1) the Company's eastern division's earnings before interest and taxes, for which Mr. Beaudry could earn a cash incentive award of 10%, 14% or 32% of his base salary for standard, superior or outstanding performance, respectively; (2) the Company's eastern division's earnings before interest and taxes as a percentage of the Company's consolidated net sales, for which Mr. Beaudry could earn a cash incentive award equal to 5%, 8% or 16% of his base salary for standard, superior or outstanding performance, respectively; (3) the Company's specialty division's earnings before interest and taxes, for which Mr. Beaudry could earn a cash incentive award of 3%, 6% or 8% of his base salary for standard, superior or outstanding performance, respectively; (4) control of transportation costs, for which Mr. Beaudry could earn a cash incentive award equal to 3%, 6% or 8% of his base salary for standard, superior or outstanding performance, respectively; and (5) associate development, for which Mr. Beaudry could earn a cash incentive award equal to 4% for outstanding performance.

Michael S. Funk

        Mr. Funk did not participate in any performance-based cash incentive program for fiscal 2009.

Randle Lindberg

Performance Measure	Applicable Target	Cash Incentive Payout as a Percentage of Base Salary

Consolidated earnings per diluted share

Standard Performance	$1.35	5%

Superior Performance	$1.38	8%

Outstanding Performance	$1.41	16%

Return on capital

Standard Performance	11.20%	4%

Superior Performance	11.95%	8%

Outstanding Performance	12.45%	16%

        The remainder of Mr. Lindberg's performance targets were tied to (1) the Company's western division's earnings before interest and taxes, for which Mr. Lindberg could earn a cash incentive award of 10%, 14% or 32% of his base salary for standard, superior or outstanding performance, respectively; (2) the Company's western division's earnings before interest and taxes as a percentage of the Company's consolidated net sales, for which Mr. Lindberg could earn a cash incentive award equal to 5%, 8% or 16% of his base salary for standard, superior or outstanding performance, respectively; (3) the Company's specialty division's earnings before interest and taxes, for which Mr. Lindberg could earn a cash incentive award of 3%, 6% or 8% of his base salary for standard, superior or outstanding performance, respectively; (4) annualized specialty sales, for which Mr. Lindberg could earn a cash incentive award equal to 3%, 6% or 8% of his base salary for standard, superior or outstanding performance, respectively; and (5) associate development, for which Mr. Lindberg could earn a cash incentive award equal to 4% for outstanding performance.

Richard Antonelli

        Mr. Antonelli's employment as our Executive Vice President, Chief Operating Officer and President of Distribution was terminated on August 12, 2008 prior to the Compensation Committee establishing performance-based cash incentive targets for him for the 2009 fiscal year.

        The targeted performance-based cash incentive amounts for our Named Executive Officers are determined as a percentage of base salary, and for the 2009 fiscal year ranged from 30% of the Named Executive Officer's base salary for "standard" performance to 50% of base salary for "superior" performance and 100% of base salary for "outstanding" performance. We believe that performance-based cash incentive amounts that range between 30% and 100% of our Named Executive Officers' base salaries are appropriate given our philosophy that our Named Executive Officers' total cash compensation should comprise approximately 50% to 75% of their total compensation for superior performance and that a significant portion of that cash compensation should be at risk and tied to performance. As described below, the payment of all or any portion of the targeted performance-based cash incentive amounts is within the discretion of the Compensation Committee, based on its analysis of the factors described above.

        For each Named Executive Officer, the actual amount of the annual performance-based cash incentive earned by the Named Executive Officer is determined and paid in one installment. In the first quarter of the fiscal year following the fiscal year in which the performance-based cash incentive is earned by the Named Executive Officer, the Compensation Committee reviews the performance of the Named Executive Officer during the prior fiscal year relative to the performance goals described above. Based on the outcome of that review, the Compensation Committee determines whether and to what extent the Named Executive Officer is entitled to receive his performance-based cash incentive award of up to the amount of his or her targeted bonus amount. The Compensation Committee cannot award a Named Executive Officer an aggregate annual performance-based cash incentive award that exceeds the Named Executive Officer's targeted amount for "outstanding" performance for a fiscal year; however the Compensation Committee may in its discretion award an amount less than an amount attributable to a certain level of performance that was attained. Once the amount of the performance-based cash incentive award earned by the Named Executive Officer is determined, the Company pays that amount to the Named Executive Officer, unless the officer has elected to defer this amount under the Deferral Compensation Plan. While the Compensation Committee can exercise discretion in determining payouts, the fiscal 2009 awards corresponded directly with the amount earned based on the performance criteria described above.

        The total performance-based cash incentive award earned by each of the Named Executive Officers for 2009 fiscal year performance, and the percentage of that amount to the Named Executive Officer's fiscal 2009 base salary is set forth in the following table:

Named Executive Officer	Total Performance-Based Cash Incentive Payment for Fiscal 2009 Performance		Total Performance-Based Cash Incentive Payment as a Percentage of Fiscal 2009 Base Salary

Michael S. Funk	—		—

Steven L. Spinner	$424,390		62.17%

Mark E. Shamber	$157,974		53.19%

John Stern	$127,456		45.52%

Daniel V. Atwood	—	(1)	—

Michael Beaudry	$225,726		64.53%

Richard Antonelli	—		—

Randle Lindberg	$149,262	(2)	44.29%

(1)
Mr. Atwood did not receive a cash incentive payment for the 2009 fiscal year because the Blue Marble Brands division did not achieve the 25% improvement in fiscal 2009 earnings before interest and taxes necessary to meet the threshold requirement.

(2)
Represents the amount paid to Mr. Lindberg pursuant to the Transition Agreement and Release entered into by and between the Company and Mr. Lindberg, representing the pro rata portion of the cash incentive payment that Mr. Lindberg would have likely received had he remained employed with the Company until August 1, 2009.

        The Company's fiscal 2010 performance-based cash incentive program for the Named Executive Officers, other than Mr. Funk, who is not a participant in any performance-based cash incentive program, is substantially similar to the fiscal 2009 program. The performance awards, which were established and communicated to the executive officers in September 2009, are based on achievement of Compensation Committee-approved, one-year Company financial performance goals as well as other criteria specific to the individual for the 2010 fiscal year. Actual awards can range from zero to 100% of a Named Executive Officer's base salary, with a 30% payout targeted for "standard" performance, a 50% payout targeted for "superior" performance and a 100% payout targeted for "outstanding" performance. The Compensation Committee also established in September 2009 a cash incentive program for the Company's Named Executive Officers related to 2011 fiscal year performance goals. The performance awards for the 2011 fiscal year are based on the Company's achieving Compensation Committee-approved targets related to earnings before interest and taxes and return on invested capital. Actual awards related to this program can range from zero to an additional 200% of a Named Executive Officer's base salary. Mr. Funk is not a participant in this program.

Long-term Incentive Program

        We believe that long-term Company performance is aided by a culture that encourages superior performance by our Named Executive Officers, and that equity awards encourage and appropriately reward such superior performance. We have established our equity award plans in order to provide our Named Executive Officers with incentives to further align their interests with the interests of the stockholders. All of our equity awards are made pursuant to plans that have been approved by stockholders.

        During fiscal year 2008, our Compensation Committee determined that equity-based awards should consist of a mix of stock options and restricted stock units, rather than our previous historical mix of stock options and shares of restricted stock. This change was made in order to ease the administrative burden on our associates responsible for administering our equity plans. The change was not intended to, and did not, alter the number of shares of our common stock covered by equity-based awards our Named Executive Officers are eligible to receive.

        In the past, equity-based awards were granted annually in December to our executive officers, including our Named Executive Officers, and generally vested in equal amounts over four years. Beginning in fiscal 2009, these annual grants were awarded in September, but continue to include four year ratable vesting. We changed the date that our Compensation Committee approves our annual equity awards for our Named Executive Officers to September because the Compensation Committee wanted to make these awards as close in time as practicable to when the Compensation Committee approved changes to our executive officers' annual base salaries, if any, but after we had publicly released our preliminary results of operations for the recently completed fiscal year. Stock options are granted at an option price equal to the fair market value of our common stock on the date of grant and will only have value if our common stock price increases. For that reason, this component of our Named Executive Officers' compensation is totally at risk in the event that the price of our common stock falls below the exercise price of the stock option over the period that the option is exercisable. Unlike stock options, restricted shares and restricted stock units (other than performance-based restricted stock units) are not at risk in that these awards always have value to the extent that the price of our common stock is greater than zero. The Compensation Committee reviews and approves equity-based awards to our Named Executive Officers based upon consideration of competitive compensation data, retention considerations, its assessment of individual performance of the Named Executive Officer's in comparison to previously established goals and objectives, a review of each Named Executive Officer's long-term incentives, equity compensation as a percentage of total compensation, the executive's position within the Company and certain other relevant considerations, including the historical performance of the executive and the Company's performance for the prior fiscal year compared to internally prepared projections for that year. The Compensation Committee also considers the recommendations of members of senior management with respect to the mix of stock options and restricted stock units. With respect to the executive's position within the Company, we assign guideline ranges of equity award levels to particular positions within the Company. The Compensation Committee may disregard these guideline ranges upon a determination that the other factors listed above should result in an equity award that exceeds or is less than the specified range for a Named Executive Officer's position within the Company, although it has never done so. The Compensation Committee also considers equity compensation as a percentage of total compensation in determining the amount of equity awards.

        We also have a policy that requires our executive officers, including our Named Executive Officers, and senior officers to hold shares of stock in the Company in an amount that is determined in accordance with the same formula described above under "Non-employee Director Compensation—Stock Ownership Requirement," except that each Named Executive Officer's minimum share ownership level is based on equity grants made to such Named Executive Officer. The executive officers must maintain the minimum share holdings for as long as they are employed by the Company. Executive officers, including Named Executive Officers, who served as executive officers in or prior to fiscal year 2004, when this requirement was instituted, were required to attain this level of stock ownership within three years. Executive officers, including Named Executive Officers, who were hired after fiscal year 2004, are required to attain this level of stock ownership within five years following their appointment as an executive officer.

        For the 2009 fiscal year, the Compensation Committee awarded stock option grants to our Named Executive Officers pursuant to the Company's 2002 Stock Incentive Plan. The specific grants, which were approved on September 16, 2008, following the September 3, 2008 release of our 2008 fiscal year results of operations, are shown in the "Grants of Plan-Based Awards" table below. These options have exercise prices equal to the closing price of our common stock on the NASDAQ on the date of grant and vest 25% per year over four years following the date of grant. We also awarded restricted stock units to our Named Executive Officers pursuant to the Company's 2004 Equity Incentive Plan on September 16, 2008 in the amounts shown in the "Grants of Plan-Based Awards" table below. These restricted stock units also vest ratably over the four years following the date of grant. The number of options and restricted stock units we awarded to our Named Executive Officers, other than Mr. Spinner, in fiscal 2009 was 50% greater than the number of awards made in fiscal 2008. The Compensation Committee determined to increase the number of awards in light of its decision to not increase the Named Executive Officers' base salaries and its desire to achieve an even split between the Named Executive Officers' total targeted cash compensation and their long-term equity-based compensation. Mr. Antonelli had resigned prior to the grant date, and as such he was not awarded any stock options or restricted stock units in fiscal 2009.

        At the time Mr. Spinner was hired as President and Chief Executive Officer in September 2008, he was granted (i) 30,000 options vesting in four equal annual installments beginning on the first anniversary of his employment, (ii) 36,000 restricted stock units also vesting in four equal annual installments beginning on the first anniversary of his employment, and (iii) 50,000 restricted performance share units the vesting of which is conditioned upon the Company achieving a certain level of earnings before interest and taxes for fiscal 2010 and return on average total capital for the Company's 2009 and 2010 fiscal years. To the extent that our performance exceeds the targets presented for the performance period ending July 31, 2010, a grant of up to an additional 50,000 restricted units with immediate vesting may occur. Mr. Spinner's long-term equity compensation was set as a result of extensive negotiations between Mr. Spinner and the Compensation Committee. The restricted stock and option component represented the maximum amount of time-vested equity the Compensation Committee was willing to grant, in part based upon historical precedent. The restricted performance share units closely approximated awards that Mr. Spinner had received from his predecessor employer. The total value of the equity awards also closely approximated $1.2 million, or the value of Mr. Spinner's base salary plus the guaranteed portion of his targeted cash-incentive award for "outstanding" performance.

        In September 2009, the Compensation Committee approved the fiscal 2010 long term equity incentive awards for our executive officers, including the Named Executive Officers. In contrast to fiscal 2009, in which the Compensation Committee approved the award of a fixed number of stock options and restricted stock units to our Named Executive Officers, when setting the number of stock options and restricted stock units to award for fiscal 2010, the Compensation Committee approved a total equity incentive award equal to the sum of the Named Executive Officer's base salary and 50% of the performance-based cash incentive award earned by the executive for fiscal 2009 performance, and awarded the Named Executive Officer that number of options and restricted stock units necessary to equal in the aggregate that amount based on the grant date fair value of such awards. Both the stock options and restricted stock units vest 25% per year beginning on the first anniversary of the date of grant, and the stock options have an exercise price equal to closing stock price for our common stock on the date of grant.

Other Compensation

        Our Named Executive Officers are eligible for the same level and offering of benefits that we make available to other employees, including our ESOP, 401(k) plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, our Named Executive Officers are eligible to participate in the Deferral Plans. For a description of the Deferral Plans, see "Nonqualified Deferred Compensation" below.

        We do not have any defined benefit pension or retirement plans available to our Named Executive Officers.

Perquisites and Other Benefits

        The Company provides Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each Named Executive Officer's total compensation and include Company contributions to our defined contribution plan, automobile allowances, corporate housing and travel reimbursement for Mr. Spinner who does not live in the same city as our corporate headquarters and payment of fees for relocation. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention.

Employment Agreements

        We are not a party to any currently effective employment agreement with any of our Named Executive Officers. We believe that, generally, employment agreements are not currently necessary in order to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry. We did, however, enter into an offer letter with Steven L. Spinner, our current President and Chief Executive Officer, that sets forth certain terms of Mr. Spinner's employment with us, and the Compensation Committee and our Board of Directors have approved our entering into change in control agreements with certain of our executive officers. We may enter into employment agreements with executive officers in the future if the Compensation Committee determines that such arrangements are in our best interest at that time.

Severance Agreements

        We are currently a party to severance agreements with all of our Named Executive Officers, other than Mr. Antonelli and Mr. Lindberg, with whom we had been a party to a severance agreement prior to the officer's termination of employment. Each of the currently effective severance agreements includes confidentiality, non-competition and intellectual property assignment provisions. The severance agreements for Michael Funk, Daniel Atwood, Michael Beaudry, Mark Shamber, and John Stern require us to pay to the executive his base salary in effect as of the termination date of the executive's employment with us and provide certain medical benefits for a period of one year following either the termination of the executive officer for a reason other than Cause, death or disability, or a resignation by the executive officer for Good Reason. In addition, in the event of either a termination of the executive officer for a reason other than cause, death or disability or a resignation by the executive officer for Good Reason within one year of a Change in Control, the executive officer shall be entitled to the severance payments and medical benefits provided in the previous sentence, acceleration and full vesting of all unvested stock options and restricted stock grants made to the executive officer, and the full vesting of the executive officer's account under our ESOP.

        We have also entered into a severance agreement with Mr. Spinner which requires us to pay his base salary in effect as of the termination date of his employment with us and provide certain medical benefits for a period of one year following either his termination for a reason other than Cause, death or disability, or his resignation for Good Reason. The agreement also requires us to pay a pro rata portion of the bonus to which he would have been entitled for the year in which he was terminated and an amount equal to the pro rata portion of his unvested balance in the Company's ESOP that would vest on the first anniversary of the date of Mr. Spinner's termination. Further, a pro rata portion of any options to purchase shares of the Company's common stock awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner's termination that would otherwise become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner's termination, and any shares of restricted stock of the Company granted to Mr. Spinner that would have vested or had any restrictions thereon removed on or prior to the first anniversary of the date of Mr. Spinner's termination, will, in either case, become vested or have any restrictions thereon removed, as the case may be. All such payments and vesting will be prorated based on the number of full calendar months that Mr. Spinner was employed as the Company's President and Chief Executive Officer during the fiscal year in which he was terminated or resigned.

        In the event of either a termination of Mr. Spinner for a reason other than Cause, death or disability or a resignation for Good Reason within one year of a Change in Control, Mr. Spinner shall be entitled to receive a lump sum payment equal to three times his base salary in effect at that time, the average annual bonus paid to Mr. Spinner for the three fiscal years prior to the date of his termination or resignation (or the average of the bonuses he has received if he will not have been employed by the Company for three years as of such date, or, if he has not received an annual bonus as of such date, his target bonus), the pro rata portion of the annual bonus he would have been entitled to receive for the fiscal year in which such termination or resignation occurred, and an amount equal to his unvested account balance in the ESOP. In addition, all of his then outstanding but unvested equity awards will vest and, if applicable, become exercisable as of the date of termination or resignation. The Company will also be required to continue to provide Mr. Spinner with his medical benefits in effect as of the date of such termination or resignation for a period of three years following the termination or resignation. The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). If any of the benefits provided to Mr. Spinner under his severance agreement are subject to the excise tax imposed under Section 4999 of the Code, the Company will be required to pay to Mr. Spinner such additional amounts as are necessary for him to realize the full value of such benefits as if such excise tax did not apply.

        In the 2009 fiscal year we made severance and other termination payments to each of Mr. Antonelli and Mr. Lindberg which are described in more detail below in the section titled "Potential Payments Upon Termination or Change-in-Control." These payments were made pursuant to the terms of severance agreements that we had previously entered into with each of Mr. Antonelli and Mr. Lindberg and transition and release agreements executed in connection with Mr. Antonelli's and Mr. Lindberg's termination of employment.

        Subsequent to the end of our 2009 fiscal year, the Compensation Committee recommended to our Board of Directors, and our Board of Directors approved, our entering into change in control agreements with certain of our executive officers, including Messrs. Shamber, Stern, Beaudry and Atwood. This agreement will replace the change in control component of each executive officer's existing severance agreement. The change in control agreement is expected to provide the executive officers who are a party to the agreement, including Messrs. Shamber, Stern, Beaudry and Atwood, with substantially the same benefits as Mr. Spinner in the event of a termination without Cause or resignation for Good Reason within one year following a Change in Control, except that the multiple of base salary to which each executive would be entitled upon termination without Cause or resignation for Good Reason within one year following a Change in Control varies and Messrs. Stern, Beaudry, and Atwood will not be entitled to have his payments increased by an amount necessary for him to realize the full value of his benefits if any of the benefits are subject to the excise tax imposed under Section 4999 of the Code. The multiple of base salary to which Messrs. Shamber, Stern, Beaudry and Atwood would be entitled to receive under the agreement is expected to be 2.99 times, 1.5 times, 1.5 times and 1.0 times, respectively. If any of the benefits provided to Mr. Shamber under his change in control agreement are subject to the excise tax imposed under Section 4999 of the Code, the Company will be required to pay to Mr. Shamber such additional amounts as are necessary for him to realize the full value of such benefits as if such excise tax did not apply. It is not expected that Mr. Funk will be a party to these proposed change in control agreements.

        In establishing the multiples of base salary and bonus that a terminated Named Executive Officer would be entitled to receive following his or her termination without Cause or for Good Reason, either before or within one year following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often-times seek protection against the possibility that they might be terminated without cause or be forced to resign for Good Reason following a Change in Control. When establishing the multiples, the Compensation Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the Named Executive Officer in the event of consummating a transaction that, although possibly detrimental to the individual's employment prospects with the resulting company, would be beneficial to the Company's stockholders and for the limitations on the ability of the Named Executive Officer to compete with the resulting company, and the resulting benefits to the Company as a result of these limitations.

        The Compensation Committee has reviewed the potential costs associated with the gross-up payments called for by the severance agreements and change in control agreements which provide for those payments and has determined that they are fair and appropriate for a number of reasons. The excise tax tends to penalize employees who defer compensation, as well as penalizing those employees who do not exercise stock options in favor of those employees who do. In addition, the lapse of restrictions and acceleration of vesting on equity awards can cause an executive officer to incur excise tax liability before actually receiving any cash severance payment.

        Given the fact that the Company does not have employment agreements with its Named Executive Officers, the Compensation Committee believes that the protections afforded in the severance agreements and change in control agreements, including the gross-up payments, are reasonable and are an important element in retaining executive officers.

        Participants in our Deferral Plans who terminate their employment with us due to retirement will be paid their Deferral Plan balances in a lump sum or in installments over a pre-determined period of time. Participants who terminate their employment with us due to disability will be paid their Deferral Plan balances in a lump sum within 60 days after they become disabled. Beneficiaries of participants who die before receiving their Plan benefits will receive a lump sum payment within 60 days after the Compensation Committee is provided with proof of death. Participants who terminate their employment with us for any other reason will receive payment of their Deferral Plan balances in a lump sum, within sixty days after either (a) the six-month anniversary of the date on which the participant's employment with us terminates, if the participant is a "key employee" under the Deferral Plans or (b) the date on which the participant's employment with us terminates, for all other participants.

        The terms "Change in Control", "Cause" and "Good Reason" as used in this section have the meanings set forth in the section titled "Potential Payments Upon Termination or Change-in-Control" below.

Timing of Equity Grants

        In fiscal year 2009, annual equity awards were granted on September 16, 2008 upon approval by the Board of Directors. Non-employee directors, executive officers, including our Named Executive Officers, and key management employees may also receive discretionary equity grants on their respective dates of appointment, hire or promotion. We did not have a program during fiscal year 2009 to select option grant dates for our non-employee directors, executive officers and key management employees in coordination with the release of material non-public information. None of management, the Board of Directors, or the Compensation Committee have in the past or plan in the future to time the release of material non-public information for the purpose of affecting the value and amount of equity incentive awards.

Potential Impact on Compensation from Executive Misconduct

        If the Board determines that a Named Executive Officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the Named Executive Officer that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Recoupment Policy

        We have adopted a recoupment policy applicable to our executive officers, including our Named Executive Officers, which provides that if we restate all or a portion of our financial statements within two years of filing the financial statements with the SEC, our Board of Directors or the Compensation Committee will, to the extent permitted by law, as it deems appropriate in its sole discretion require reimbursement of all or a portion of any bonus or incentive compensation paid or granted after May 28, 2009 to any executive officer or other officer covered by this policy. Our Board of Directors, or the Compensation Committee, also has the right in the event of such a restatement to cause the cancellation of equity-based incentive or bonus awards that had been granted to these individuals and to, in certain circumstances, seek reimbursement of any gains realized on the exercise of stock options or sales of shares of stock or payments received on account of restricted stock units or other awards payable in cash, in either case attributable to any awards that formed all or a portion of such bonus or incentive award.

Report of the Compensation Committee

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company's Annual Report on Form 10-K for the year ended August 1, 2009.

Gordon D. Barker, Chair Gail A. Graham James P. Heffernan Peter Roy

The foregoing Report of the Compensation Committee shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, regardless of any general incorporation language in such filing.

Summary Compensation Table—Fiscal years 2007-2009

        The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and non-equity incentive compensation earned during the fiscal year ended August 1, 2009; (ii) the aggregate compensation expense recorded by the Company during fiscal 2009 related to all equity-based awards; (iii) the change in pension value and non-qualified deferred compensation earnings during the year; (iv) all other compensation for the year; and (v) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary(3)	Bonus	Stock Awards(4)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Nonqualified Deferred Compensation Earnings(6)	All Other Compensation		Total

Steven L. Spinner(1)	2009	$682,596	$—	$193,105	$45,461	$424,390	$—	$41,987	(7)	$1,387,539
Chief Executive Officer	2008	—	—	—	—	—	—	—		—
and President	2007	—	—	—	—	—	—	—		—

Michael S. Funk(2)	2009	193,558	—	549,517	135,397	—	—	9,100		887,572
Former Chief Executive	2008	713,462	—	588,567	85,347	—	—	9,450		1,396,826
Officer and President	2007	700,000	—	371,391	124,903	—	—	9,100		1,205,393

Mark E. Shamber	2009	297,000	—	225,514	49,168	157,974	391	6,950		736,997
Senior Vice President,	2008	302,712	—	150,659	45,640	—	1,461	5,833		506,305
Chief Financial Officer	2007	241,606	—	93,955	86,870	78,750	1,251	8,641		511,072
and Treasurer

Daniel V. Atwood	2009	363,000	—	256,450	61,778	—	357	16,650	(8)	698,235
Senior Vice President,	2008	369,981	—	169,161	66,504	—	337	16,473		622,456
Chief Innovation Officer	2007	273,654	—	103,002	109,576	96,250	13	15,400		597,895

Michael Beaudry	2009	349,800	—	219,863	46,686	225,726	—	8,072		850,147
Senior Vice President	2008	356,527	—	144,983	49,801	83,078	—	7,985		642,374
National Distribution	2007	266,346	—	88,291	80,932	132,500	—	8,865		576,934

John Stern	2009	280,000	—	73,216	16,402	127,456	—	10,495	(9)	507,570
Senior Vice President,	2008	—	—	—	—	—	—	—		—
Chief Information Officer	2007	—	—	—	—	—	—	—		—

Richard Antonelli	2009	—	—	188,867	41,706	—	—	483,650	(10)	714,223
Former Executive Vice	2008	484,135	—	169,161	72,677	—	1,282	15,623		742,878
President, President of	2007	388,462	—	103,002	155,676	157,500	48	22,621		827,309
United Distribution, and
Chief Operating Officer

Randle Lindberg	2009	280,500	—	280,419	70,667	—	—	511,441	(11)	1,143,027
Former Western Region	2008	—	—	—	—	—	—	—		—
President	2007	—	—	—	—	—	—	—		—

(1)
Mr. Spinner was appointed President and Chief Executive Officer on September 16, 2008.

(2)
Concurrent with the appointment of Mr. Spinner to President and Chief Executive Officer on September 16, 2008, Mr. Funk resigned as Chief Executive Officer and President and became our Chair of the Board. His salary reflected herein is comprised of his annual salary of $700,000 as CEO and President through September 16, 2008, and the pro rata portion of his $125,000 annual compensation paid for serving as executive advisor and Chair of the Board through the remainder of the fiscal year. We are reporting this Compensation for Mr. Funk's service as executive advisor and the Chairman of our Board of Directors in this table because Mr. Funk is still considered an employee of our Company in his role as executive advisor and Chairman.

(3)
Reflects compensation earned by the Named Executive Officers during the fiscal year. Fiscal year 2009 was a 52-week year while fiscal year 2008 was a 53-week year, which resulted in our Named Executive Officers receiving compensation for one extra week in fiscal year 2008 compared to fiscal year 2009.

(4)
Represents the current year compensation expense for all share-based payment awards based on estimated fair values, computed in accordance with ASC 718, excluding any impact of assumed forfeiture rates related to service-based vesting. These amounts do not reflect the actual amounts that were paid to, or may be realized by, the executive for fiscal 2009. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended August 1, 2009 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. There were no forfeitures by any of the Named Executive Officers in the years presented.

(5)
Amounts reflect earnings for the fiscal year 2009 under our 2009 Executive Management Incentive Plan. For a discussion regarding the 2009 Executive Management Incentive Plan see the "Performance-Based Cash Incentive Compensation" section of the Compensation Discussion and Analysis included above.

(6)
Amounts reported in the "Nonqualified Deferred Compensation Earnings" represent earnings on deferred compensation that exceed 120% of the federal applicable long-term rate, which was 4.36%. These amounts as well as all other earnings on deferred compensation of the Named Executive Officers in fiscal year 2009 are included in the "All Earnings in Last Fiscal Year" column of the Nonqualified Deferred Compensation table.

(7)
Represents the Company's contributions to a 401(k) account ($2,981), an automobile allowance ($3,074), an allowance for living expenses while in the area of our Corporate Headquarters in Providence, Rhode Island ($23,825), an amount received to "gross up" the preceding benefits to offset the related tax obligations ($6,818) and the provision of air travel from Mr. Spinner's Richmond, Virginia home to our Corporate Headquarters ($5,289).

(8)
Represents the Company's contributions to a 401(k) account ($8,250) and an automobile allowance ($8,400).

(9)
Represents the Company's contributions to a 401(k) account.

(10)
Represents severance payments made during the year under the severance agreement between the Company and Mr. Antonelli, whose employment with the Company was terminated on August 12, 2008.

(11)
Represents a reimbursement for living expenses while in the area of our Western Region Headquarters in Rocklin, CA ($23,529) and severance payments paid or payable to Mr. Lindberg including payment of his cash incentive award at his expected benefit level under the Company's 2009 Executive Management Incentive Plan, and salary and medical benefits for the twelve months following his termination subject to the terms of the severance agreement between Mr. Lindberg and the Company, which includes certain confidentiality, non-compete, and other covenants in effect for a period of one year from his termination date of June 1, 2009.

Grants of Plan-Based Awards in Fiscal 2009

        The following table provides information about plan-based awards granted to the Named Executive Officers during the fiscal year ended August 1, 2009. We did not grant any stock appreciation rights to Named Executive Officers during the fiscal year ended August 1, 2009. Grants of restricted stock units and performance share units were made under the 2004 Plan. Grants of stock options were made under the 2002 Stock Incentive Plan.

					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)
											Grant Date Fair Value of Stock and Option Awards(6)
										Exercise or Base Price of Option Awards(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Steven L. Spinner	9/16/2008								30,000	$24.54	$207,996
	9/16/2008							36,000			$883,440
	N/A	$232,500	$387,500	$775,000
	11/5/2008				—	50,000	100,000				$1,999,000	(7)

Michael S. Funk	9/16/2008								22,500	$24.54	$155,997
	9/16/2008							27,000			$662,580

Mark E. Shamber	9/16/2008								9,000	$24.54	$62,399
	9/16/2008							10,800			$265,032
	N/A	$89,100	$148,500	$297,000

Daniel V. Atwood	9/16/2008								10,500	$24.54	$72,799
	9/16/2008							12,600			$309,204
	N/A	$108,900	$181,500	$363,000

Michael Beaudry	9/16/2008								9,000	$24.54	$62,399
	9/16/2008							10,800			$265,032
	N/A	$104,940	$174,900	$349,800

John Stern	9/16/2008								6,000	$24.54	$41,599
	9/16/2008							7,200			$176,688
	N/A	$84,000	$140,000	$280,000

Richard Antonelli	N/A	(8)	(8)	(8)				(8)	(8)	N/A	N/A

Randle Lindberg	9/16/2008								6,000	$24.54	$41,599
	9/16/2008							10,800			$265,032
	N/A	$99,000	$165,000	$330,000

(1)
This column shows separately the possible payouts to the Named Executive Officers under the Company's 2009 Executive Management Incentive Plan for the fiscal year ended August 1, 2009 for "standard", "superior" and "outstanding" performance. Actual amounts paid in August, 2009 are reflected in the Summary Compensation Table.

(2)
This column shows the number of performance units granted in fiscal year 2009 to our President and Chief Executive Officer. This grant will vest on August 1, 2010 subject to the level of attainment of the performance levels specified in the grant agreement for earnings before interest and taxes (dollars) and return on average total capital.

(3)
This columns shows the number of restricted stock unit awards granted in fiscal year 2009 to the Named Executive Officers. All of these grants vest in four equal annual installments beginning one year after the grant date.

(4)
This column shows the number of stock options granted in fiscal year 2009 to the Named Executive Officers. These options expire ten years from the date of grant and vest and become exercisable ratably in four equal annual installments beginning one year after the grant date.

(5)
This column shows the exercise price of stock option awards, which was the closing price of the Company's common stock on the NASDAQ on the grant date.

(6)
This column shows the full grant date fair value of restricted stock unit awards and stock options under ASC 718 granted to the Named Executive Officers in fiscal year 2009. Generally, the grant date fair value is the amount that the Company would record as compensation expense in its financial statements over the award's vesting schedule, excluding the impact of service-based forfeiture assumptions.

(7)
Represents the grant date fair value of performance share unit awards calculated as 100,000 units, the maximum earnable under the agreement, multiplied by the closing stock price on the date of the grant, which was $19.99.

(8)
Richard Antonelli's employment was terminated on 8/12/08, which was before finalization of the fiscal year 2009 performance-based cash incentive plan and the annual equity grant which occurred in September. As such, there are no amounts to report.

Outstanding Equity Awards at 2009 Fiscal Year-End

        The following table summarizes information with respect to holdings of stock options and stock awards by the Named Executive Officers as of August 1, 2009. This table includes unexercised and unvested option awards, unvested restricted stock awards and unvested restricted stock units. Each equity grant is shown separately for each Named Executive Officer. The market value of the stock awards is based on the closing market price of our common stock as of July 31, 2009, the last business day prior to the end of our 2009 fiscal year, which was $27.03.

		Option Awards				Stock Awards

Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Steven L. Spinner	9/16/2008	—	30,000	$24.54	9/16/2018	36,000	$973,080
	11/5/2008							50,000	1,351,500

Michael S. Funk	12/3/2002	30,000	—	$12.55	12/3/2012
	12/3/2003	20,000	—	$18.66	12/3/2013
	12/1/2004	13,300	—	$28.14	12/1/2014
	12/8/2005	11,250	3,750	$25.37	12/8/2015	4,500	$121,635
	12/7/2006	7,500	7,500	$36.60	12/7/2016	9,000	$243,270
	12/6/2007	3,750	11,250	$28.32	12/6/2017	13,500	$364,905
	9/16/2008	—	22,500	$24.54	9/16/2018	27,000	$729,810

Mark E. Shamber	6/23/2003	3,750	—	$13.73	6/23/2013
	12/3/2003	3,750	—	$18.66	12/3/2013
	12/1/2004	5,000	—	$28.14	12/1/2014
	12/8/2005	2,250	750	$25.37	12/8/2015	900	$24,327
	1/27/2006	2,250	750	$31.67	1/27/2016	900	$24,327
	12/7/2006	3,000	3,000	$36.60	12/7/2016	3,600	$97,308
	12/6/2007	1,500	4,500	$28.32	12/6/2017	5,400	$145,962
	9/16/2008	—	9,000	$24.54	9/16/2018	10,800	$291,924

Daniel V. Atwood	12/3/2002	30,000	—	$12.55	12/3/2012
	12/3/2003	40,000	—	$18.66	12/3/2013
	12/1/2004	35,000	—	$28.14	12/1/2014
	12/8/2005	5,250	1,750	$25.37	12/8/2015	2,100	$56,763
	12/7/2006	3,500	3,500	$36.60	12/7/2016	4,200	$113,526
	12/6/2007	1,750	5,250	$28.32	12/6/2017	6,300	$170,289
	9/16/2008	—	10,500	$24.54	9/16/2018	12,600	$340,578

Michael Beaudry	12/1/2004	10,000	—	$28.14	12/1/2014
	12/8/2005	1,500	1,500	$25.37	12/8/2015	1,800	$48,654
	12/7/2006	3,000	3,000	$36.60	12/7/2016	3,600	$97,308
	12/6/2007	1,500	4,500	$28.32	12/6/2017	5,400	$145,962
	9/16/2008	—	9,000	$24.54	9/16/2018	10,800	$291,924

John Stern	1/7/2008	1,000	3,000	$28.97	1/7/2018	3,600	$97,308
	9/16/2008	—	6,000	$24.54	9/16/2018	7,200	$194,616

Richard Antonelli		—	—	—		—	—

Randle Lindberg	1/30/2006	4,000	—	$31.75	8/30/2009
	12/7/2006	4,500	—	$36.60	8/30/2009
	12/6/2007	3,000	—	$28.32	8/30/2009

(1)
Grants made on December 1, 2004 vested immediately. All other awards included in the table above, with the exception of the performance share units granted to Mr. Spinner, vest in four equal annual increments beginning on the first anniversary of the grant date. A portion of the awards included above for Randle Lindberg were accelerated in connection with his Transition and Release Agreement.

(2)
Market value reflects the number of shares or units of stock multiplied by the closing price of the Company's stock on the NASDAQ on July 31, 2009, the last business day prior to the end of our 2009 fiscal year.

(3)
Mr. Spinner was awarded a grant of 50,000 performance share units on November 5, 2008. To the extent that the Company's performance exceeds the targets presented for the performance period ending July 31, 2010, a grant of up to an additional 50,000 restricted units may occur.

Option Exercises and Stock Vested—Fiscal 2009

        The following table summarizes information for the Named Executive Officers concerning (1) stock option exercises during fiscal 2009, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and restricted stock unit awards and the value realized, each before payment of any applicable tax withholding and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven L. Spinner	—	$—	—	$—
Michael S. Funk	—	$—	13,500	$231,300
Mark E. Shamber	—	$—	5,400	$92,088	(2)
Daniel V. Atwood	—	$—	6,300	$107,940
Michael Beaudry	—	$—	5,400	$93,240
John Stern	—	$—	1,200	$21,960
Richard Antonelli	—	$—	6,300	$110,313	(3)
Randle Lindberg	2,250	$3,861	12,300	$272,043	(4)

(1)
Value reflects the number of shares or units of stock that vested multiplied by the closing price of the Company's stock on the NASDAQ on the date of vesting.

(2)
Mr. Shamber has elected to defer 25% of his December 8, 2005, January 27, 2006, December 7, 2006 stock awards, and to defer 50% of his December 6, 2007 stock award. One-quarter of each of these grants vested during fiscal 2009. For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Shamber's balance in the Deferred Stock Plan. See the Nonqualified Deferred Compensation Table.

(3)
These shares acquired upon the vesting of stock awards were the result of the accelerated vesting provided in the Transition and Release Agreement between Mr. Antonelli and the Company.

(4)
Of the 12,300 shares vesting during the fiscal year, 7,500 shares were vested as a result of the accelerated vesting provided in the Transition and Release Agreement between Mr. Lindberg and the Company. In addition, the Company accelerated the vesting of 6,250 options to purchase our common stock, of which 2,250 were exercised during the fiscal year.

Nonqualified Deferred Compensation—Fiscal 2009

        Our executive officers and directors are eligible to participate in the United Natural Foods Deferred Compensation Plan and the United Natural Foods Deferred Stock Plan.

        The Deferral Plans were established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation. The purpose of the Deferral Plans is to allow executives and non-employee directors to defer compensation to a non-qualified retirement plan in amounts greater than the amount permitted to be deferred under our 401(k) Plan. We believe that this is an appropriate benefit because (i) it operates to place our executives and non-employee directors in the same position as other employees who are not affected by Internal Revenue Code limits placed on plans such as our 401(k) Plan; (ii) does not substantially increase the Company's financial obligations to our executives and directors (there are no employer matching contributions, only a crediting of deemed earnings); and (iii) provides additional incentives to our executives and directors, since amounts set aside by the executives and directors is subject to the claims of the Company's creditors until paid to the executives and directors. Under the Deferral Plans, only the payment of the compensation earned by the participant is deferred and there is no deferral of the expense in our financial statements related to the participants' earnings; the Company records the related compensation expense in the year in which the compensation is earned by the participants.

        Under the Deferred Compensation Plan, participants may elect to defer a minimum of $1,000 and a maximum of 90% of base salary and 100% of bonuses, commissions, and effective January 1, 2007, share unit awards, earned by the participants for the calendar year. Under the Deferred Stock Plan, which was frozen effective January 1, 2007, participants could elect to defer between 0% and 100% of their restricted stock awards. For fiscal year 2009, participants' deferrals under the Deferred Compensation Plan earned interest at the overnight national five-year deposit rate, as reported by bankrate.com (as captured on the first and last business date of each quarter and averaged) plus 3% for the period from August 3, 2008 through December 31, 2008. Effective January 1, 2009, participant's deferrals earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center credited and compounded quarterly (as captured on the first and last business date of each calendar quarter and averaged) plus 3%. The value of equity-based awards deferred under the Deferred Compensation Plan is based upon the performance of our common stock.

        The following table summarizes information regarding the non-qualified deferred compensation of the Named Executive Officers in fiscal 2009, including deferrals of salaries, performance-based cash incentive compensation, and restricted stock award and restricted stock unit compensation earned.

Name	Plan	Executive Contibutions in Last Fiscal Year ($)(1)	Registrant Contibutions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End
Steven L. Spinner	Deferred Compensation	$44,712	$—	$524	$—	$45,236
	Deferred Stock	—	—	—	—	—
Michael S. Funk	Deferred Compensation	—	—	—	—	—
	Deferred Stock	—	—	—	—	—
Mark E. Shamber	Deferred Compensation	—	—	2,198	—	35,629
	Deferred Stock	30,672	—	29,133	—	85,145
Daniel V. Atwood	Deferred Compensation	15,166	—	2,523	—	50,254
	Deferred Stock	9,135	—	13,729	—	42,572
Michael Beaudry	Deferred Compensation	20,181	—	237	—	20,418
	Deferred Stock	—	—	—	—	—
John Stern	Deferred Compensation	5,769	—	68	—	5,837
	Deferred Stock	—	—	—	—	—

(1)
Amounts reported in the contributions column related to the Deferred Compensation Plan are reported as compensation in the Salary and Stock Awards columns of the Summary Compensation Table. The deferrals related to restricted stock under the Deferred Stock Plan and restricted stock units under the Deferred Compensation Plan relate to $24,490 of expense included in the Stock Awards column in the Summary Compensation Table.

(2)
Participants' non-equity deferrals under the Deferred Compensation Plan earned interest at the overnight national five-year deposit rate, as reported by bankrate.com (as captured on the first and last business date of each calendar quarter and averaged) plus 3% for the period from August 3, 2008 through December 31, 2008. Effective January 1, 2009, participant's non-equity deferrals earned interest at the 5-year certificate of deposit annual yield taken from the Wall Street Journal Market Data Center credited and compounded quarterly (as captured on the first and last business date of each calendar quarter and averaged) plus 3%. Any amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for non-equity awards that had preferential earnings (in excess of 120% of the applicable federal long-term rate) have been reported as compensation in the "Summary Compensable Table".

(3)
The value of equity-based awards deferred under the Deferral Plans is based upon the performance of our common stock. For restricted stock and restricted stock units, earnings are calculated as follows: i) number of vested shares deferred in fiscal 2009 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2009 plus, ii) the number of vested shares that were deferred prior to fiscal 2009, valued by the change in the closing stock price on the first day of fiscal year 2009 to the last day of fiscal year 2009. None of the amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for equity awards have been reported as compensation in the "Summary Compensable Table" as a result of the fact that above-market or preferential earnings are not possible in connection with these items.

Potential Payments Upon Termination or Change-in-Control

        The information below describes and quantifies the compensation that would become payable to certain of our Named Executive Officers under existing plans and arrangements, and, in the case of Messrs. Shamber, Stern, Atwood and Beaudry, a proposed arrangement described in more detail below, if the Named Executive Officer's employment had terminated on August 1, 2009, given the Named Executive Officer's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.

        If one of the Named Executive Officers were to die or become disabled, any unexercisable stock options would be cancelled and any nonvested shares of restricted stock and restricted stock units would be forfeited.

        None of our executive officers have an employment agreement. However, as discussed under "Compensation Discussion and Analysis," we have entered into severance agreements with each of the Named Executive Officers, and our Board of Directors has approved our entering into a change in control agreement with certain of our executive officers including Mr. Shamber, Mr. Stern, Mr. Atwood, and Mr. Beaudry which agreements will replace the change in control provisions of the existing severance agreements.

        The severance agreements that we had entered into with our Named Executive Officers (other than Mr. Spinner and Messrs. Antonelli and Lindberg) as of August 1, 2009 require us to pay to the Named Executive Officer, if he is terminated by us without Cause or he terminates his employment for Good Reason, his base salary and medical benefits in effect as of the date of termination or resignation for one year following the effective date of the termination or resignation, subject to applicable withholding and deductions. In addition, in the event of either a termination of the Named Executive Officer for a reason other than Cause, death or disability or a resignation by the Named Executive Officer for Good Reason within one year of a change in control (as defined below), we are required to pay to the Named Executive Officer the severance payments and medical benefits provided in the previous sentence, and to accelerate and fully vest the Named Executive Officer in all of his unvested stock options and restricted stock grants, and to fully vest the Named Executive Officer's account under our ESOP. These severance agreements also include confidentiality, non-competition and intellectual property assignment provisions.

        Subsequent to the end of our 2009 fiscal year, our Board of Directors approved our entering into change in control agreements with certain of our executive officers, including Mr. Shamber, Mr. Stern, Mr. Atwood, and Mr. Beaudry. This agreement will replace the change in control provisions of the existing severance agreements to which these executive officers are a party. The change in control agreement is expected to provide the executive officers who are a party to the agreement, including Mr. Shamber, Mr. Stern, Mr. Atwood, and Mr. Beaudry, with substantially the same benefits as

Mr. Spinner in the event of a Change in Control, which benefits are described in more detail below, except that the multiple of base salary to which each executive would be entitled upon termination without Cause or resignation for Good Reason within one year following a Change in Control varies and Messrs. Stern, Beaudry and Atwood will not be entitled to have his payments increased by an amount necessary for him to realize the full value of his benefits if any of the benefits are subject to the excise tax imposed under Section 4999 of the Code. The multiple of base salary to which Messrs. Shamber, Stern, Beaudry and Atwood would be entitled to receive under the agreement is expected to be 2.99 times, 1.5 times, 1.5 times and 1.0 times, respectively.

        The severance agreement that we have entered into with Mr. Spinner requires us to pay his base salary in effect as of the termination date of his employment with us and provide certain medical benefits for a period of one year following either his termination for a reason other than Cause, death or disability, or his resignation for Good Reason. We would also be required to pay Mr. Spinner any earned but unpaid salary, bonus, and vacation time. The agreement also requires us to pay Mr. Spinner in the event that we terminate him without Cause, a pro rata portion of the bonus to which he would have been entitled for the year in which he was terminated and an amount equal to the pro rata portion of his unvested balance in the Company's ESOP that would vest on the first anniversary of the date of Mr. Spinner's termination. Further, a pro rata portion of any options to purchase shares of the Company's common stock awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner's termination that would otherwise become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner's termination, and any shares of restricted stock of the Company granted to Mr. Spinner that would have vested or had any restrictions thereon removed on or prior to the first anniversary of the date of Mr. Spinner's termination, will, in either case, become vested or have any restrictions thereon removed, as the case may be. All such payments and vesting will be prorated based on the number of full calendar months that Mr. Spinner was employed as the Company's President and Chief Executive Officer during the fiscal year in which he was terminated or resigned.

        In the event of either a termination of Mr. Spinner for a reason other than Cause, death or disability or a resignation for Good Reason within one year of a Change in Control, Mr. Spinner shall be entitled to receive a lump sum payment equal to three times his base salary in effect at that time, the average annual bonus paid to Mr. Spinner for the three fiscal years prior to the date of his termination or resignation (or the average of the bonuses he has received if he will not have been employed by the Company for three years as of such date, or, if he has not received an annual bonus as of such date, his target bonus), the pro rata portion of the annual bonus he would have been entitled to receive for the fiscal year in which such termination or resignation occurred, and an amount equal to his unvested account balance in the ESOP. In addition, all of his then outstanding but unvested equity awards will vest and, if applicable, become exercisable as of the date of termination or resignation. The Company will also be required to continue to provide Mr. Spinner with his medical benefits in effect as of the date of such termination or resignation for a period of three years following the termination or resignation. If any of the benefits provided to Mr. Spinner under his severance agreement are subject to the excise tax imposed under Section 4999 of the Code, the Company will be required to pay to Mr. Spinner such additional amounts as are necessary for him to realize the full value of such benefits as if such excise tax did not apply.

        For purposes of the severance agreements (including Mr. Spinner's severance agreement) and change in control agreements described above, the terms "Cause", "Good Reason" and Change in Control shall have the meanings set forth below.

        "Cause" means (1) conviction of the Named Executive Officer under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in the Named Executive Officer's personal enrichment at the material expense of the Company or its reputation, or (3) any violation of the Named Executive Officer's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of the confidentiality and non-competition restrictions described below.

        "Good Reason" means, without the Named Executive Officer's express written consent, the occurrence of any one or more of the following: (1) the assignment of the Named Executive Officer to duties materially adversely inconsistent with his current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Named Executive Officer; (2) a material reduction in the Named Executive Officer's title, executive authority or reporting status; (3) a relocation more than fifty (50) miles from the Company's Providence, Rhode Island offices; (4) a reduction by the Company in the Named Executive Officer's base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits under the severance or change in control agreement when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Named Executive Officer; (5) failure to include the Named Executive Officer in any new employee benefit plans proposed by the Company or a material reduction in the Named Executive Officer's level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not give rise to a "Good Reason" termination; or (6) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the severance agreement or change in control agreement, as the case may be.

        "Change in Control" means the happening of any of the following:

  •
  any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

  •
  approval by the stockholders of the Company of a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

  •
  the purchase of 30% or more of the Company's stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates.

        The following table describes the potential payments as of August 1, 2009 upon termination of the Named Executive Officers in the case of each of the Named Executive Officers other than

Mr. Antonelli and Mr. Lindberg, and the actual payments that Mr. Antonelli and Mr. Lindberg have been paid or are entitled to as a result of their terminations during the 2009 fiscal year.

Payments Upon Termination	Employee Resignation for Good Reason		Termination Without Cause(1)		Termination Without Cause, or Employee Resignation for Good Reason and Change in Control(1)		Termination with Cause, or due to Death, Disability, or Resignation for Other Than Good Reason
Steven L. Spinner
Cash Severance Pay	$775,000	(1)	$775,000	(1)	$3,100,000	(2)	$—
Medical Benefits	8,650	(3)	8,650	(3)	25,950	(3)	—
Unvested ESOP	—		—		— (4)		—
Excise Tax Gross-Up	—		—		1,990,172	(5)	—
Acceleration of Stock Options	—		16,341	(6)	74,700	(6)	—
Acceleration of Stock Awards, including PSU's	—		212,861	(6)	2,324,580	(6)	—
Deferred Compensation	45,236		45,236		45,236		45,236

Total	828,886		1,058,088		7,560,638		45,236
Michael S. Funk
Cash Severance Pay	$125,000	(1)	$125,000	(1)	$125,000	(1)	$—
Medical Benefits	8,650	(3)	8,650	(3)	8,650	(3)	—
Unvested ESOP	—		—		— (7)		—
Acceleration of Stock Options	—		—		62,250	(6)	—
Acceleration of Stock Awards	—		—		1,459,620	(6)	—
Deferred Compensation	—		—		—		—

Total	133,650		133,650		1,655,520		—
Mark E. Shamber
Cash Severance Pay	$297,000	(1)	$297,000	(1)	$297,000	(1)	$—
Medical Benefits	6,771	(3)	6,771	(3)	6,771	(3)	—
Unvested ESOP	—		—		— (7)		—
Acceleration of Stock Options	—		—		23,655	(6)	—
Acceleration of Stock Awards	—		—		583,848	(6)	—
Deferred Compensation	120,774		120,774		120,774		120,774

Total	424,545		424,545		1,032,048		120,774
Daniel V. Atwood
Cash Severance Pay	$363,000	(1)	$363,000	(1)	$363,000	(1)	$—
Medical Benefits	8,650	(3)	8,650	(3)	8,650	(3)	—
Unvested ESOP	—		—		— (7)		—
Acceleration of Stock Options	—		—		807,165	(6)	—
Acceleration of Stock Awards	—		—		681,156	(6)	—
Deferred Compensation	92,827		92,827		92,827		92,827

Total	464,477		464,477		1,952,798		92,827

Payments Upon Termination	Employee Resignation for Good Reason		Termination Without Cause(1)		Termination Without Cause, or Employee Resignation for Good Reason and Change in Control(1)		Termination with Cause, or due to Death, Disability, or Resignation for Other Than Good Reason
Michael Beaudry
Cash Severance Pay	$349,800	(1)	$349,800	(1)	$349,800	(1)	$—
Medical Benefits	8,650	(3)	8,650	(3)	8,650	(3)	—
Unvested ESOP	—		—		— (7)		—
Acceleration of Stock Options	—		—		24,900	(6)	—
Acceleration of Stock Awards	—		—		583,848	(6)	—
Deferred Compensation	20,418		20,418		20,418		20,418

Total	378,868		378,868		987,616		20,418
John Stern
Cash Severance Pay	$280,000	(1)	$280,000	(1)	$280,000	(1)	$—
Medical Benefits	8,650	(3)	8,650	(3)	8,650	(3)	—
Unvested ESOP	—		—		5,028	(4)	—
Acceleration of Stock Options	—		—		14,940	(6)	—
Acceleration of Stock Awards	—		—		291,924	(6)	—
Deferred Compensation	5,837		5,837		5,837		5,837

Total	294,487		294,487		606,379		5,837
Richard Antonelli
Cash Severance Pay			$475,000
Medical Benefits			8,650	(8)
Acceleration of Stock Options			—
Acceleration of Stock Awards			110,754	(6)
Deferred Compensation			129,293

Total			723,697
Randle Lindberg
Cash Severance Pay			$479,262
Medical Benefits			8,650	(8)
Acceleration of Stock Options			2,228	(6)
Acceleration of Stock Awards			191,475	(6)
Deferred Compensation			48,654

Total			730,269

(1)
Amount represents continuation of the Named Executive Officer's base salary for one year following the assumed date of termination, but does not include any earned but unpaid cash incentive payment as of that date.

(2)
Amount represents the sum of (i) three times Mr. Spinner's base salary; and (ii) Mr. Spinner's target cash incentive payment for "outstanding" performance for the 2009 fiscal year, but does not include any bonus earned but not paid as of the assumed termination date.

(3)
Amount represents the value of continuing medical benefits for the Named Executive Officer and his dependents for a period of twelve months following a termination by the Company without Cause or a resignation by the Named Executive Officer for Good Reason, or in the case of Mr. Spinner's termination by the Company without Cause or his resignation for Good Reason in either event within one year following a Change in Control, continuation of those benefits for 36 months following the termination date.

(4)
Amount represents the value of the Named Executive Officer's ESOP account balance as of August 1, 2009, which would become 100% vested as of the termination date.

(5)
The foregoing estimates are based on a number of assumptions. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in Mr. Spinner's compensation history preceding such a transaction could materially impact whether and to what extent the excise tax will be imposed and therefore the amount of any potential gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 40.45% (composed of a federal tax rate of 35.00%, a Virginia effective tax rate of 4% and FICA/FUTA of 1.45%) and a 120% Applicable Federal Rate (AFR) as of August 2009 of 1.00% for semi-annual compounding for acceleration periods of less than 36 months and 3.34% for semi-annual compounding for acceleration periods of more than 36 months. AFR is applicable in determining the value of accelerating vesting of stock options and restricted share units in computing these excise taxes. We have further assumed that the accelerated equity awards would be paid in cash.

(6)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock or restricted stock unit, also including, in the case of Mr. Spinner, performance units outstanding on August 1, 2009, and which vests on an accelerated basis following the relevant termination event. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which $27.03 (the closing price of our common stock on July 31, 2009, the last business day prior to the end of our 2009 fiscal year) exceeds any exercise price payable per award.

(7)
The Named Executive Officer is already fully vested in his or her ESOP account balance as of August 1, 2009, therefore no incremental benefit would be realized as a result of a change in control.

(8)
Estimated value of continuation of medical benefits for Mr. Antonelli and Mr. Lindberg for the 12-month period following termination of employment.

        The following table describes the payments that would have been made to Messrs. Shamber, Stern, Atwood, and Beaudry upon termination of employment at August 1, 2009 had the change in control agreements between the Company and these individuals been effective as of that date. Mr. Funk is not included in the table below as he is not expected to be a party to a change in control agreement. Because these change in control agreements will not modify or amend the non-change in control severance provisions of the severance agreements currently in place for these individuals, the payments pursuant to which are described in the table immediately preceding this paragraph, we do not repeat these termination scenarios, and the related payments, in the table below.

Payments Upon Termination	Termination Without Cause, or Employee Resignation for Good Reason and Change in Control
Mark E. Shamber
Cash Severance Pay	$938,697	(1)
Medical Benefits	20,314	(2)
Unvested ESOP	—
Excise Tax Gross-Up	374,147	(3)
Stock Options	108,671	(4)
Stock Awards	583,848	(4)
Deferred Compensation	120,774

Total	2,146,148
Daniel V. Atwood
Cash Severance Pay	$435,083	(5)
Medical Benefits	8,650	(6)
Unvested ESOP	—
Stock Options	807,165	(4)
Stock Awards	681,156	(4)
Deferred Compensation	92,827

Total	2,024,881
Michael Beaudry
Cash Severance Pay	$631,768	(7)
Medical Benefits	12,975	(8)
Unvested ESOP	—
Stock Options	27,390	(4)
Stock Awards	583,848	(4)
Deferred Compensation	20,418

Total	1,276,399
John Stern
Cash Severance Pay	$455,000	(9)
Medical Benefits	12,975	(10)
Unvested ESOP	5,028
Stock Options	14,940	(4)
Stock Awards	291,924	(4)
Deferred Compensation	5,837

Total	785,704

(1)
Amount represents the sum of (i) 2.99 times Mr. Shamber's base salary at the assumed termination date; and (ii) the average of Mr. Shamber's cash incentive payments paid in the three years prior to the year in which his employment was terminated, but does not include any bonus earned but not paid as of the assumed termination date.

(2)
Amount represents the value of continuing medical benefits for Mr. Shamber and his dependents for a period of 36 months following a termination of Mr. Shamber's employment by the Company without Cause or a resignation by Mr. Shamber for Good Reason in either event within one year following a Change in Control.

(3)
The foregoing estimates are based on a number of assumptions. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in Mr. Shamber's compensation history preceding such a transaction could materially impact whether and to what extent the excise tax will be imposed and therefore the amount of any potential gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 40.45% (composed of a federal tax rate of 35.00%, a Connecticut effective tax rate of 4% and FICA/FUTA of 1.45%) and a 120% Applicable Federal Rate (AFR) as of August 2009 of 1.00% for semi-annual compounding for acceleration periods of less than 36 months and 3.34% for semi-annual compounding for acceleration periods of more than 36 months. AFR is applicable in determining the value of accelerating vesting of stock options and restricted share units in computing these excise taxes. We have further assumed that the accelerated equity awards would be paid in cash.

(4)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock or restricted stock unit outstanding on August 1, 2009, and which vests on an accelerated basis following the relevant termination event. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which $27.03 (the closing price of our common stock on July 31, 2009, the last business day prior to the end of our 2009 fiscal year) exceeds any exercise price payable per award.

(5)
Amount represents the sum of (i) 12 months of Mr. Atwood's base salary at the assumed termination date; and (ii) the average of Mr. Atwood's cash incentive payments paid in the three years prior to the year in which his employment was terminated, but does not include any bonus earned but not paid as of the assumed termination date.

(6)
Amount represents the value of continuing medical benefits for Mr. Atwood and his dependents for a period of 12 months following a termination of Mr. Atwood's employment by the Company without Cause or a resignation by Mr. Atwood for Good Reason in either event within one year following a Change in Control.

(7)
Amount represents the sum of (i) 1.5 times Mr. Beaudry's base salary at the assumed termination date; and (ii) the average of Mr. Beaudry's cash incentive payments paid in the three years prior to the year in which his employment was terminated, but does not include any bonus earned but not paid as of the assumed termination date.

(8)
Amount represents the value of continuing medical benefits for Mr. Beaudry and his dependents for a period of 18 months following a termination of Mr. Beaudry's employment by the Company without Cause or a resignation by Mr. Beaudry for Good Reason in either event within one year following a Change in Control.

(9)
Amount represents the sum of (i) 1.5 times Mr. Stern's base salary at the assumed termination date; and (ii) the average of Mr. Stern's cash incentive payments paid to Mr. Stern in 2008, but does not include any bonus earned but not paid as of the assumed termination date.

(10)
Amount represents the value of continuing medical benefits for Mr. Stern and his dependents for a period of 18 months following a termination of Mr. Stern's employment by the Company without Cause or a resignation by Mr. Stern for Good Reason in either event within one year following a Change in Control.

Equity Compensation Plan Information

        Vesting requirements for equity compensation awards made under the 2004 Plan and the 2002 Stock Incentive Plan are at the discretion of our Board of Directors and are typically four years with graded vesting for employees and two years with graded vesting for non-employee directors. The maximum term of all incentive stock options granted under the 2002 Stock Incentive Plan, and non-statutory stock options granted under the 2002 Stock Incentive Plan, is ten years from the date of grant. We have a policy of issuing new shares of common stock to satisfy stock option exercises; shares that were covered by forfeited awards are returned to the pool of shares available for granting within that plan.

2004 Equity Incentive Plan

        The 2004 Plan was originally adopted by the Board of Directors in October 2004 and approved by stockholders in December 2004. An amendment to the 2004 Plan was approved by the Board of Directors in October 2008 and approved by stockholders at the annual meeting in December 2008 to increase the number of shares of common stock authorized for issuance from 1,000,000 shares to 2,500,000 shares. As of November 1, 2009, 1,220,593 shares of restricted common stock and restricted stock units, net of any forfeitures, have been granted, with 1,374,208 shares available for future awards.

2002 Stock Incentive Plan

        The 2002 Stock Incentive Plan was originally adopted by the Board of Directors in October 2002 and approved by stockholders in December 2002. Under the 2002 Stock Incentive Plan, 2,800,000 shares of common stock were authorized for issuance. As of November 1, 2009, options for the purchase of 3,374,746 shares of common stock, net of any forfeitures, have been granted, with 89,355 shares available for future awards.

Employee Stock Ownership Plan

        The ESOP was adopted by the Board of Directors and approved by stockholders in November 1988. This plan enabled us to acquire shares of our outstanding common stock for the benefit of eligible employees. We established the Employee Stock Ownership Trust ("ESOT") to hold the acquired shares of our common stock. As discussed under "Certain Relationships and Related Transactions," we originally acquired 4,400,000 shares of our outstanding common stock from certain stockholders in exchange for a promissory note, for which we guarantee payment. As this promissory note is repaid, the shares of common stock held by the ESOT are released in proportion to the amount of principal paid on the promissory note. These released shares are allocated among the accounts of eligible employees. The shares of common stock in an employee's account generally vest after five years of qualified employment or upon death or disability.

        As of August 1, 2009, approximately 3,559,000 shares of common stock have been allocated or released for allocation to employees.

Compensation Committee Interlocks and Insider Participation

        The current members of our Compensation Committee are Ms. Graham and Messrs. Barker, Heffernan and Roy. All members of the Compensation Committee are independent within the meaning of the NASDAQ listing standards and no member is an employee or former employee of the Company. During fiscal year 2009, no member of the Compensation Committee had any relationship requiring disclosure under "Certain Relationships and Related Party Transactions" below. None of our executive officers served during fiscal year 2009 as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on our Board or as a member of our Compensation Committee. None of our executive officers served during fiscal year 2009 as a director of any other entity, one of whose executive officers served as a director on our Board or as a member of our Compensation Committee.

Certain Relationships and Related Transactions

Review and Approval of Related Person Transactions

        We review all relationships and transactions in which the Company and our directors, nominees for director, executive officers, greater than 5% beneficial owners or any of their immediate family members are participants (or any entity in which they have an interest is a participant), in order to determine whether such persons have a direct or indirect material interest in the relationships or transactions. Our corporate finance department, in conjunction with outside legal counsel, is primarily responsible for the development and implementation of processes and controls to obtain information from these "related persons" regarding such transactions and relationships and for determining, based on the facts and circumstances and SEC regulations, whether the Company or a related person has a direct or indirect material interest in the transaction. The Nominating and Governance Committee also reviews this information. Our policies and procedures for the review, approval or ratification of transactions that are required by SEC rules to be reported under "Transactions with Related Persons" are not in writing, rather, they fall under the general responsibilities of our corporate finance department and Nominating and Governance Committee. As required under SEC regulations, transactions between us and any related person in which the amount involved exceeds $120,000 and a related person has a direct or indirect material interest are disclosed in our proxy statement.

        Each of our executive officers, directors, nominees for director and greater than 5% beneficial owners is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which both the executive officer, director, nominee, beneficial owner or any of their respective immediate family members, on the one hand, and the Company, on the other hand, participates, and in which the executive officer, director, nominee, beneficial owner or immediate family member, has a material interest. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC's related person disclosure rules.

Transactions with Related Persons

        In connection with the establishment of the ESOP in November 1988, certain stockholders, including Daniel V. Atwood, who is one of our executive officers, contributed an aggregate of 4,400,000 shares of our common stock to the ESOT in exchange for a note (the "ESOT Note") from the ESOT in the original amount of $4,080,000. We guarantee payment by the ESOT of the ESOT Note. The ESOT Note is payable in equal monthly installments of principal and interest from December 1988 to January 2015. Interest is charged on the ESOT Note at a rate of 10% per annum. The ESOT paid principal and interest of $16,320 and $9,650, respectively, to Mr. Atwood related to the ESOT note during fiscal 2009. The amount outstanding under the ESOT Note as of August 1, 2009 was $876,600, of which, the amount owed to Mr. Atwood was $87,660. The largest amount of indebtedness outstanding under the ESOT Note to Mr. Atwood during fiscal 2009 was $103,980.

Audit Committee Report

        The Audit Committee of the Board of Directors is comprised solely of independent directors, as defined by NASDAQ listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit

Committee's current charter can be found in the Investors section of our website, www.unfi.com. The Board has made a determination that the Audit Committee has at least one member, Mr. Cianciolo, the Chair of the Audit Committee, who qualifies as an "audit committee financial expert" within the meaning of SEC regulations, and that he has accounting and related financial management expertise in accordance with NASDAQ listing standards. All committee members are financially literate.

        The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended August 1, 2009 (for purposes of this report, the "audited financial statements"). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.

        As part of its specific duties, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors; reviews the financial information issued to stockholders and others, including a discussion of the quality, and not only the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own system of internal control. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and as to whether the Company maintained effective internal control over financial reporting.

        The Audit Committee has met and held discussions with management and our independent registered public accounting firm. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP, our independent registered public accounting firm. The Audit Committee meets with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

        The Audit Committee held eight formal meetings in fiscal 2009. These meetings included quarterly pre-earnings release telephone conference calls. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

        The Company's independent registered public accounting firm has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board, and the Audit Committee has considered and discussed with KPMG LLP the firm's independence and the compatibility of any non-audit services provided by the firm with its independence.

        Based on the Audit Committee's review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended August 1, 2009, for filing with the SEC. The Board has approved this recommendation.

Joseph M. Cianciolo, Chair Gordon D. Barker Gail A. Graham James P. Heffernan

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors, upon the recommendation of our Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010, subject to ratification by stockholders at the annual meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board of Directors will reconsider the matter.

        Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended August 1, 2009, will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

        The Board of Directors believes that the ratification of the selection of KPMG LLP is in the best interests of United Natural Foods and its stockholders and recommends a vote FOR such ratification.

Fees Paid to KPMG LLP

        In addition to retaining KPMG LLP to audit our financial statements for the fiscal year ended August 1, 2009, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2009	Fiscal 2008
Audit Fees	$947,650	$1,112,000
Audit-Related Fees	59,900	39,000
Tax Fees	0	0
All Other Fees	0	0

        Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements and for the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Fees for audit services include fees related to KPMG LLP's assessment of internal control over financial reporting.

        Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

        Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense and mergers and acquisitions. In fiscal 2009 and 2008, there were no tax services provided by KPMG LLP.

        All Other Fees consists of fees for products and services other than the services reported above, including tax consulting related to a potential acquisition. In fiscal 2009 and 2008, no services other than those discussed above were provided by KPMG LLP.

        The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP's provision of non-audit services did not compromise its independence as our independent registered public accounting firm.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        In accordance with its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During the fiscal year ended August 1, 2009, all services provided by KPMG LLP were pre-approved by the Audit Committee in accordance with this policy.

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company during the fiscal year ended August 1, 2009, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except for the following:

  •
  John Stern failed to timely file a Form 4 related to a vesting of restricted stock units and concurrent withholding of shares to cover the related tax obligations in January 2009.

  •
  Kurt Luttecke failed to timely file a Form 4 related to the withholding of shares to cover the tax obligations related to a vesting of restricted stock in June 2009.

  •
  Steven L. Spinner failed to timely file a Form 4 related to purchases of common shares in the open market in October 2008.

  •
  Randy Lindberg failed to timely file a Form 4 related to an accelerated vesting of restricted stock and restricted stock units, withholding of shares to cover the related tax obligations, and an exercise of stock options in June 2009.

Stockholder Proposals for the Fiscal 2010 Annual Meeting of Stockholders

        Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the fiscal 2010 Annual Meeting of Stockholders must be submitted to our corporate secretary, Joseph J. Traficanti, at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on August 1, 2010. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

        If a stockholder wishes to present a proposal before the fiscal 2010 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement, such stockholder must give written notice to our corporate secretary at the address noted above. Our corporate secretary must receive such notice not less than 60 days nor more than 90 days prior to the fiscal 2010 Annual Meeting of Stockholders, provided that in the event that less than 70 days' notice or prior public disclosure of the date of the fiscal 2010 Annual Meeting of Stockholders is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The stockholder's submission must include certain specified information concerning the proposal and the stockholder, including such stockholder's ownership of our common stock. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.

        THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING IN PERSON OR BY MEANS OF THE WEBCAST. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. PROMPT RESPONSES WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE

THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE ALREADY VOTED VIA THE INTERNET, BY TELEPHONE, OR BY RETURNING THEIR PROXY CARD.

By Order of the Board of Directors,

Michael S. Funk, Chair of the Board
December 4, 2009

X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. 1. To elect two members to our Board of Directors to serve as Class I directors, each for a term of three years. 2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2010. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. NOMINEES: (01) Joseph M. Cianciolo (02) Peter Roy Signature Signature Date , 20   . Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: United Natural Foods, Inc. As a stockholder of United Natural Foods, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on January 12, 2010. FOR AGAINST ABSTAIN 3. To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting. Vote Your Proxy on the Internet: Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. OR OR VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held January 13, 2010 The Proxy Statement and our 2009 Annual Report to Stockholders are available at: http://www.cstproxy.com/unfi/2010 FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS United Natural Foods, Inc. The undersigned consitutes and appoints each of Steven L. Spinner and Mark E. Shamber as proxies, each with the power to appoint his substitute, and authorizes each of Steven L. Spinner and Mark E. Shamber to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of United Natural Foods, Inc. held of record by the undersigned at the close of business on November 17, 2009 at the annual meeting of Stockholders of United Natural Foods, Inc. to be held at our corporate headquarters located at 313 Iron Horse Way, Providence, Rhode Island 02908, at 10:00 AM local time on January 13, 2010 or at any adjournment thereof. (Continued, and to be marked, dated and signed, on the other side)

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EXPLANATORY NOTE
CORPORATE GOVERNANCE
PROPOSAL 1—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
OTHER MATTERS